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                                 PURCHASE AGREEMENT

                                    By and Between

                      TREASURE CHEST ADVERTISING COMPANY, INC.,
                                    as Purchaser,

                                         AND

        John B. Stafford Living Trust u/a dated December 7, 1983, as amended, Linda M. Stafford Living Trust u/a dated December 7, 1983, as amended, JBS-MDS
     Irrevocable Trust u/a dated December 29, 1976, JBS-JAS
     Irrevocable Trust u/a dated December 29, 1976, JBS-RJS
     Irrevocable Trust u/a dated December 29, 1976, JBS-MDS
     Irrevocable Trust No. 2 u/a dated December 31, 1980, JBS-JAS
     Irrevocable Trust No. 2 u/a dated December 31, 1980, JBS-RJS
     Irrevocable Trust No. 2 u/a dated December 31, 1980,
                                  James Pentecost,
                          Richard Ellafrits, Jon Anderson,
                          and Michael Traidman, as Sellers,

                                      AND

                                PARK PROPERTIES

                                      AND

         John B. Stafford, James Pentecost, Richard Ellafrits, Jon Anderson and Michael Traidman, as Partners

                        Dated as of October 1, 1996

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                                                                       Page

          ARTICLE I - SALE AND PURCHASE OF THE SHARES AND THE
               PARTNERSHIP ASSETS . . . . . . . . . . . . . . . . . . . . 2
               Section 1.1  The Shares  . . . . . . . . . . . . . . . . . 2
               Section 1.2  The Partnership Assets  . . . . . . . . . . . 2
               Section 1.3  Purchase Price  . . . . . . . . . . . . . . . 2
               Section 1.4  Consideration . . . . . . . . . . . . . . . . 3
               Section 1.5  Closing . . . . . . . . . . . . . . . . . . . 3
               Section 1.6  Deliveries by Seller  . . . . . . . . . . . . 3
               Section 1.7  Deliveries by the Partnership . . . . . . . . 5
               Section 1.8  Deliveries by Purchaser . . . . . . . . . . . 6

          ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . 8
               Section 2.1  Organization, Standing and Qualification  . . 8
               Section 2.2  Authority Relative to this Agreement  . . . . 8
               Section 2.3  Capitalization  . . . . . . . . . . . . . . . 8
               Section 2.4  Consents and Approvals; No Violation  . . . . 9
               Section 2.5  Books and Records.  . . . . . . . . . . . .  10
               Section 2.6  Financial Statements  . . . . . . . . . . .  11
               Section 2.7  Absence of Undisclosed Liabilities  . . . .  11
               Section 2.8  Accounts Receivable . . . . . . . . . . . .  12
               Section 2.9  Inventory . . . . . . . . . . . . . . . . .  12
               Section 2.10  Absence of Certain Changes or Events . . .  12
               Section 2.11  Real Property  . . . . . . . . . . . . . .  14
               Section 2.12  Leases . . . . . . . . . . . . . . . . . .  14
               Section 2.13  Title to Assets  . . . . . . . . . . . . .  15
               Section 2.14  Intellectual Property; Business KnowHow  .  15
               Section 2.15  Contracts  . . . . . . . . . . . . . . . .  16
               Section 2.16  Litigation . . . . . . . . . . . . . . . .  17
               Section 2.17  Plants, Buildings, Structures, Facilities and
                             Equipment  . . . . . . . . . . . . . . . .  18
               Section 2.18  Insurance  . . . . . . . . . . . . . . . .  19
               Section 2.19  Employee Benefit Plans.  . . . . . . . . .  20
               Section 2.20  Tax Matters  . . . . . . . . . . . . . . .  22
               Section 2.21  Environmental Matters. . . . . . . . . . .  23
               Section 2.22  Labor Relations and Employment . . . . . .  27
               Section 2.23  Compliance with Applicable Law . . . . . .  28
               Section 2.24  Brokers or Finders . . . . . . . . . . . .  28
               Section 2.25  Disclosure . . . . . . . . . . . . . . . .  28
               Section 2.26  Customers and Suppliers  . . . . . . . . .  29
               Section 2.27  Transactions with Affiliates . . . . . . .  29
               Section 2.28  Government Permits . . . . . . . . . . . .  30
               Section 2.29  Guarantees . . . . . . . . . . . . . . . .  30
               Section 2.30  Comon Activities . . . . . . . . . . . . .  31

          ARTICLE III - REPRESENTATIONS AND WARRANTIES OF
                        THE PARTNERSHIP   . . . . . . . . . . . . . . .  31
               Section 3.1  Organization  . . . . . . . . . . . . . . .  31
               Section 3.2  Authority Relative to this Agreement  . . .  31
               Section 3.3  Partnership Interests . . . . . . . . . . .  31
               Section 3.4  Consent and Approvals; No Violation . . . .  32
               Section 3.5  Title to Partnership Assets . . . . . . . .  32
               Section 3.6  Environmental Matters . . . . . . . . . . .  33
               Section 3.7  Litigation. . . . . . . . . . . . . . . . .  35
               Section 3.8  Insurance.  . . . . . . . . . . . . . . . .  35
               Section 3.9  Compliance with Applicable Law. . . . . . .  35
               Section 3.10  Governmental Permits . . . . . . . . . . .  36
               Section 3.11  Entire Business. . . . . . . . . . . . . .  36
               Section 3.12  Contracts  . . . . . . . . . . . . . . . .  37
               Section 3.13  Plants, Buildings, Structures, Facilities
                             and Equipment  . . . . . . . . . . . . . .  37
               Section 3.14  Brokers or Finders . . . . . . . . . . . .  38
               Section 3.15  Disclosure.  . . . . . . . . . . . . . . .  38

          ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PURCHASER  . .  39
               Section 4.1  Organization, Standing and Qualification  .  39
               Section 4.2  Authority Relative to this Agreement  . . .  39
               Section 4.3  Consents and Approvals; No Violation  . . .  39

          ARTICLE V - COVENANTS   . . . . . . . . . . . . . . . . . . .  40
               Section 5.1  Conduct of Business . . . . . . . . . . . .  40
               Section 5.2  Conduct of Partnership. . . . . . . . . . .  43
               Section 5.3  Access to Company Information;
                            Confidentiality   . . . . . . . . . . . . .  43
               Section 5.4  Access to Partnership Information;
                            Confidentiality. . . .  . . . . . . . . . .  44
               Section 5.5  Disclosure Supplements  . . . . . . . . . .  45
               Section 5.6  Reasonable Best Efforts . . . . . . . . . .  45
               Section 5.7  Further Assurances  . . . . . . . . . . . .  46
               Section 5.8  No Solicitation by Seller . . . . . . . . .  46
               Section 5.9  No Solicitation by the Partnership. . . . .  47
               Section 5.10  Fees and Expenses  . . . . . . . . . . . .  47
               Section 5.11  Repayment of Loans, Advances, Notes, etc .  47
               Section 5.12  Dividends, Distributions, Etc. . . . . . .  48
               Section 5.13  Public Announcements . . . . . . . . . . .  48
               Section 5.14  Financial Statements . . . . . . . . . . .  48
               Section 5.15  Environmental Due Diligence  . . . . . . .  49
               Section 5.16  NonCompetition Agreement . . . . . . . . .  49
               Section 5.17  Employment Agreement . . . . . . . . . . .  49
               Section 5.18  Escrow Agreement . . . . . . . . . . . . .  49
               Section 5.19  Books and Records  . . . . . . . . . . . .  49
               Section 5.20  General Release  . . . . . . . . . . . . .  49
               Section 5.21  Tax Matters  . . . . . . . . . . . . . . .  50
               Section 5.22  Subchapter S Election  . . . . . . . . . .  53
               Section 5.23  Plans  . . . . . . . . . . . . . . . . . .  53
               Section 5.24  Compliance with Laws and Contracts.  . . .  53
               Section 5.25  Certificate Related to Partnership
                             Mortgage   . . . . . . . . . . . . . . . .  54
               Section 5.26  Transactions with Affiliates . . . . . . .  54

          ARTICLE VI - CONDITIONS  .  . . . . . . . . . . . . . . . . .  54
               Section 6.1  Conditions to Obligations of Purchaser  . .  54
               Section 6.2  Conditions to Obligations of Seller and
                            the Partnership  . .  . . . . . . . . . . .  57

          ARTICLE VII - TERMINATION  . .  . . . . . . . . . . . . . . .  58
               Section 7.1  Termination.  . . . . . . . . . . . . . . .  58
               Section 7.2  Effect of Termination.  . . . . . . . . . .  59

          ARTICLE VIII - SURVIVAL; INDEMNIFICATION  . . . . . . . . . .  59
               Section 8.1  Survival Periods  . . . . . . . . . . . . .  59
               Section 8.2  Indemnification . . . . . . . . . . . . . .  60
               Section 8.3  Method of Asserting Claims  . . . . . . . .  61
               Section 8.4  Seller's Environmental Indemnity  . . . . .  64
               Section 8.5  The Partnership's Environmental Indemnity .  65

          ARTICLE IX - MISCELLANEOUS  . . . . . . . . . . . . . . . . .  66
               Section 9.1  Notices . . . . . . . . . . . . . . . . . .  66
               Section 9.2  Descriptive Headings  . . . . . . . . . . .  67
               Section 9.3  Counterparts  . . . . . . . . . . . . . . .  67
               Section 9.4  Entire Agreement; Assignment  . . . . . . .  67
               Section 9.5  Amendment . . . . . . . . . . . . . . . . .  68
               Section 9.6  Extensions; Waiver  . . . . . . . . . . . .  68
               Section 9.7  Governing Law . . . . . . . . . . . . . . .  68
               Section 9.8  Specific Performance  . . . . . . . . . . .  68
               Section 9.9  Parties in Interest . . . . . . . . . . . .  68
               Section 9.10  Severability . . . . . . . . . . . . . . .  68
               Section 9.11  Consent to Service of Process  . . . . . .  68


          EXHIBITS

          Exhibit 1.1    Shares and Options of Company

          Exhibit A      Definitions

          Exhibit B      Escrow Agreement

          Exhibit C      Secretary's Certificate of Company

          Exhibit D      Seller's Certificate

          Exhibit E      Opinion of Counsel to the Seller and Company

          Exhibit F      Form of Stock Option Agreement

          Exhibit G      Certificate of Purchaser

          Exhibit H      Non-Competition Agreement

          Exhibit I      Certificate of Partnership

          Exhibit J      Opinion of Counsel to the Partnership

          Exhibit K      Allocation among Sellers

          Exhibit L      Installment Note


          DISCLOSURE SCHEDULE

          Section 2.1         Business of Company
                              Directors and Officers of Company

          Section 2.3         Record Holders of Common Stock of Company

          Section 2.4         Consents and Approvals

          Section 2.5         Books and Records

          Section 2.8         Accounts Receivable

          Section 2.9         Inventory

          Section 2.10        Absence of Certain Changes or Events

          Section 2.11        Owned Real Property

          Section 2.12        Leases

          Section 2.13        Encumbrances

          Section 2.14        Intellectual Property and Business Know-How

          Section 2.15        Contracts

          Section 2.16        Litigation

          Section 2.17        Equipment

          Section 2.18        Insurance

          Section 2.19        Employee Benefit Plans

          Section 2.20        Tax Matters

          Section 2.21        Environmental Matters

          Section 2.22        Labor Relations and Employment

          Section 2.26        List of Customers and Suppliers

          Section 2.27        Transactions with Affiliates

          Section 2.28        Governmental Permits

          Section 5.1         Conduct of Business


          PARTNERSHIP DISCLOSURE SCHEDULE

          Section 1           Partnership Assets

          Section 3.1         Business of Partnership

          Section 3.3         Interests in Partnership

          Section 3.4         Consents and Approvals

          Section 3.5         Encumbrances

          Section 3.6         Environmental Matters

          Section 3.7         Litigation

          Section 3.8         Insurance

          Section 3.10        Governmental Permits

          Section 3.11        Excluded Assets

          Section 3.12        Contracts

          Section 5.2         Conduct of Partnership


          PURCHASER DISCLOSURE SCHEDULE

          Section 4.3         Consents and Approvals




          PURCHASE AGREEMENT (the "Agreement"), dated as of October 1, 1996, by and between Treasure Chest Advertising Company, Inc., a Delaware corporation ("TCA"), or its permitted assigns (TCA, or such assigns, "Purchaser"), and John B. Stafford Living Trust u/a dated December 7, 1983, as amended, Linda M. Stafford Living Trust u/a dated December 7, 1983, as amended, JBS-MDS Irrevocable Trust u/a dated December 29, 1976, JBS-JAS Irrevocable Trust u/a dated December 29, 1976, JBS-RJS Irrevocable Trust u/a dated December 29, 1976, JBS-MDS Irrevocable Trust No. 2 u/a dated December 31, 1980, JBS-JAS Irrevocable Trust No. 2 u/a dated December 31, 1980, JBS-RJS Irrevocable Trust No. 2 u/a dated December 31, 1980, James Pentecost, Richard Ellafrits, Jon Anderson and Michael Traidman (collectively, "Seller" or "Sellers") and Park Properties, a Michigan general partnership ("Partnership") and John B. Stafford, James Pentecost, Richard Ellafrits, Jon Anderson and Michael Traidman (the Partners ).

                       W I T N E S S E T H

          WHEREAS, immediately prior to the date of this Agreement there were outstanding 2,403 shares of common stock, no par value (the "Common Stock"), of PrintCo., Inc., a Michigan corporation (the "Company"), all of which are owned beneficially and of record by Sellers (as more fully described in Exhibit 1.1 hereto), and certain of the Sellers own (as more fully described in Exhibit 1.1 hereto) options to purchase, in the aggregate, 35 shares of Common Stock (the "Options"), which Options will be exercised or canceled prior to the Closing (as defined herein) or, with the agreement of Big Flower (as defined herein), exchanged at the Closing for options to purchase shares of common stock of Big Flower, resulting in up to 2,438 shares of Common Stock being outstanding at the Closing;

          WHEREAS, upon the terms and subject to the conditions of this Agreement, Purchaser has agreed to acquire from Sellers, and Sellers have agreed to sell to Purchaser, all the shares of Common Stock that are outstanding as of the Closing (the "Shares"); and Purchaser has agreed to cause Options to purchase 35 shares of Common Stock to be exchanged for options to purchase 17,196 shares of common stock of Big Flower at an exercise price of $2.50 per share and Sellers have agreed to exchange such Options on such terms;

          WHEREAS, certain assets of the Partnership, which are set forth in Section 1 of the Partnership Disclosure Schedule, are to be sold to Purchaser (the "Partnership Assets");

          WHEREAS, upon the terms and subject to the conditions of this Agreement, Purchaser has agreed to acquire from the Partnership, and the Partnership has agreed to sell to Purchaser, the Partnership Assets;

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements, and conditions contained herein, and intending to be legally bound hereby, the parties agree as follows:

          For the purposes hereof, capitalized terms used herein shall have the meaning assigned to such terms in Exhibit A.


                            ARTICLE I
    SALE AND PURCHASE OF THE SHARES AND THE PARTNERSHIP ASSETS

          Section 1.1 The Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from each Seller, all of the Shares owned by such Seller (which Shares and the Options that will either be exercised prior to Closing or, with the agreement of Big Flower, exchanged at the Closing for options to purchase shares of common stock of Big Flower are set forth on Exhibit 1.1 hereto), free and clear of any Encumbrances.

          Section 1.2 The Partnership Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing the Partnership shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from the Partnership, all of the Partnership Assets, free and clear of any Encumbrances other than Permitted Encumbrances.

          Section 1.3  Purchase Price.

          (a) Upon the terms and subject to the conditions contained in this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Shares, Purchaser agrees to pay to NBD Bank, as agent (the "Seller's Agent") for the Sellers, at the Closing an amount equal to (i) $20,263,650 for all Shares owned by such Sellers as set forth on Exhibit 1.1 hereto less (ii) $172,821, which the parties hereby agree represents the aggregate intrinsic value of any Options that are exchanged pursuant to the last sentence of this
Section 1.3(a) (the price paid to all Sellers for all the Shares being referred to herein as the "Shares Purchase Price") less an amount equal to $200,000 (the amount so withheld being referred to herein as the "Escrow Amount"), which will be paid by the Purchaser to the Escrow Agent as required by Section 1.3(c) hereof. The Seller's Agent shall allocate and distribute the Shares Purchase Price received at Closing to the Sellers in the amounts and in the manner authorized by the Sellers. With the agreement of Big Flower, Sellers may exchange Options to purchase an aggregate of 35 shares of Common Stock of the Company for options to purchase an aggregate of 17,196 shares of common stock of Big Flower at an exercise price of $2.50 per share, as evidenced by the execution and delivery at the Closing by Big Flower and any holder of Options desiring to exchange such Options of a stock option agreement substantially in the form of Exhibit F hereto (a "Stock Option Agreement").

          (b) Upon the terms and subject to the conditions contained in this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of the Partnership Assets, Purchaser agrees to pay to NBD Bank, as agent for the Partnership (the "Partnership's Agent"), at the Closing an amount equal to $2.325 million, of which $325,000 will be in cash and $2.0 million will be paid under an installment note substantially in the form of Exhibit L hereto (the "Installment Note"), plus the amount (which amount shall not exceed $3.1 million in principal, interest and prepayment penalties) of the outstanding principal and interest owed at the Closing Date on the Partnership Mortgage as set forth in the payoff letter required by Section 1.7(g) hereto (the "Assets Purchase Price"). The amount of the Installment Note shall be subject to reductions with respect to all claims for indemnification pursuant to
Section 5.21 and Article VIII of this Agreement regardless of whether such claims are against the Sellers, the Partnership or the Partners. The Partnership's Agent shall allocate and distribute the Assets Purchase Price received at Closing and paid under the Installment Note to the Partners in the amounts and in the manner authorized by the Partners.

          (c) At the Closing, Purchaser shall deliver to the Escrow Agent pursuant to the Escrow Agreement the Escrow Amount to be held and distributed in connection with Taxes of the Sellers as provided in Section 5.21(f).

          Section 1.4 Consideration. The Purchase Price to be paid at the Closing will be comprised of cash and the Installment
Note.

          Section 1.5 Closing. Upon the terms and subject to the conditions contained in this Agreement, the consummation of the transactions contemplated in this Agreement (the "Closing") will take place on the date all conditions to Closing have been satisfied or waived, at 10:00 a.m., at the offices of Sidley & Austin, 875 Third Avenue, New York, NY 10022, or at such other time or at such other place as shall be agreed upon by the parties. The date on which the Closing occurs is referred to herein as the "Closing Date."

          Section 1.6  Deliveries by Seller.  At the Closing,
Seller shall deliver or cause to be delivered (unless previously delivered) to Purchaser, the following:

          (a) (i) stock certificates representing all of the Shares, in genuine and unaltered form accompanied by stock powers duly executed in blank or duly executed instruments of transfer and (ii) any other documents that are necessary to transfer to Purchaser good and valid title in and to the Shares, with any necessary transfer tax stamps affixed or accompanied by evidence satisfactory to Purchaser that all requisite stock transfer taxes have been paid;

          (b) Evidence of the exercise or cancellation of the Options and the receipt by the Company in cash of the consideration payable upon exercise of the Options with respect to any Options that have been exercised;

          (c) The Books and Records of the Company, including without limitation the stock books, stock ledgers, minute books and corporate seals of the Company (to be held at the principal executive offices of the Company unless otherwise directed by Purchaser);

          (d)  A counterpart or counterparts of the Escrow
Agreement, duly executed by the Company, the Seller's Agent and each Seller;

          (e) A counterpart of the Non-Competition Agreement duly executed by John B. Stafford;

          (f) Counterparts of the employment agreements referred to in Section 5.17 hereof, duly executed by each Seller who is a party thereto;

          (g) The General Releases duly executed by the Persons designated by Purchaser pursuant to Section 5.20 hereof;

          (h) Resignations of such of the directors and officers of the Company as may be requested by Purchaser;

          (i) The certificates regarding repayment of loans referenced in Section 5.11 hereof;

          (j) The Elections and the Section 338 Forms referenced in Section 5.21, duly executed by the Company and each Seller;

          (k) An opinion of Hecht & Lentz, counsel to the Seller and the Company, in the form attached as Exhibit E hereto and otherwise in form and substance satisfactory to the Purchaser;

          (l) A certificate, dated the Closing Date and executed by the Secretary or an Assistant Secretary of the Company, substantially in the form and to the effect of Exhibit C hereto;

          (m) (i) A copy of the articles of incorporation, including all amendments thereto, of the Company certified by the Secretary of State of the State of Michigan, (ii) certificates from the Secretary of State of the State of Michigan to the effect that the Company is in good standing or subsisting in such jurisdiction, listing all charter documents of the Company on file and attesting to its payment of all franchise or similar Taxes, and (iii) a certificate from the Secretary of State or other appropriate official in each jurisdiction in which the Company is qualified or admitted to do business to the effect that the Company is duly qualified or admitted and in good standing in such jurisdiction;

          (n) A certificate of the Seller, dated the Closing Date, regarding the truth and correctness of the representations and warranties and compliance with covenants referenced in
Section 6.1(d), duly executed by each Seller, substantially in the form and to the effect of Exhibit D hereto;

          (o) (i) A current ALTA Form B Title Insurance Policy issued by one or more title companies satisfactory to Purchaser dated the Closing Date and insuring the title of the Company to the real property listed in Section 2.11 of the Disclosure Schedule with extended coverage over the general exceptions showing title to the property vested in the Company, subject only to such exceptions as are set forth in the title insurance policy commitment heretofore delivered to Purchaser, and in form, amount and substance satisfactory to Purchaser, and Seller shall have paid to such title companies, or reimbursed the Company for, all expenses and premiums of such title companies in connection with the issuance of such policies and (ii) Estoppel Certificates with respect to the real property leases listed in Section 2.12 of the Disclosure Schedule;

          (p) The interim financial statements of the Company required to be provided by Section 5.14 of this Agreement;

          (q) (i) for Indebtedness, a payoff letter from the lender as to the satisfaction in full of such Indebtedness, in form and in substance satisfactory to Purchaser and confirming that such Indebtedness may be prepaid in accordance with its terms without any prepayment penalties or other consideration except as set forth in such letter and in amounts consistent with those set forth in Section 2.15 of the Disclosure Schedule;

          (r) A letter from the broker or insurance company confirming the cash surrender value at the date of transfer or assignment of each insurance policy transferred pursuant to
Section 5.1(d) of this Agreement and evidence of the receipt by the Company in cash of such cash surrender values;

          (s)  A counterpart or counterparts of a Stock Option
Agreement by each Seller who chooses to exchange Options in accordance with Section 1.3(a), duly executed by such Seller; and

          (t) Such other documents and certificates duly executed as may be required to be delivered by Seller or the Company pursuant to the terms of this Agreement (including, without limitation, Section 6.1 below) or as may be reasonably requested by Purchaser prior to the Closing Date.

          Section 1.7  Deliveries by the Partnership.  At the
Closing, the Partnership shall deliver or cause to be delivered
(unless previously delivered) to Purchaser, the following:

          (a) (i) a Warranty Deed transferring to Purchaser good and marketable title to all of the real property that is included in the Partnership Assets, subject to Permitted Encumbrances;
(ii) a Bill of Sale and Assignment related to all other Partnership Assets, including without limitation all personal property that is included in the Partnership Assets; (iii) an instrument duly executed by the Partnership and the Company acknowledging termination of the Company Lease effective upon the Closing; and (iv) any other documents that are necessary or desirable to transfer to Purchaser good and valid title to the Partnership Assets, each in form and substance satisfactory to Purchaser and free and clear of all Encumbrances other than Permitted Encumbrances;

          (b) A current ALTA Form B Title Insurance Policy issued by one or more title companies satisfactory to Purchaser, dated the Closing Date and insuring the title of the Partnership to the real property listed in Section 1 of the Partnership Disclosure Schedule with extended coverage over the general exceptions showing title to the property vested in the Partnership, subject only to such exceptions as are set forth in the title insurance policy commitment heretofore delivered to Purchaser, and in form, amount and substance satisfactory to Purchaser, and the Partnership shall have paid to such title companies all expenses and premiums of such title companies in connection with the issuance of such policies;

          (c) A counterpart of the Installment Note duly executed by the Partnership's Agent, the Partnership and the Partners;

          (d) A certificate executed by each partner in the Partnership (i) attaching a true, complete and correct copy of the Partnership Agreement that governs the Partnership as of the date hereof and as of the Closing Date, (ii) certifying the current partners in the Partnership, (iii) certifying the authority of the Partnership and each partner in the Partnership to enter into this Agreement and the Escrow Agreement and to carry out the transactions contemplated in this Agreement, such certificate substantially in the form and to the effect of
Exhibit I hereto;

          (e) The certificate from the Partnership regarding the truth and correctness of the representations and warranties and compliance with covenants referenced in Section 6.1(d), duly executed by each Partner (which may be included in Exhibit I);

          (f) An opinion of Hecht & Lentz, counsel to the Partnership, in the form attached hereto as Exhibit J and otherwise in form and substance satisfactory to Purchaser;

          (g) A payoff letter from Michigan National Bank as to the satisfaction in full of the Partnership Mortgage, in form and substance satisfactory to the Purchaser;

          (h) The General Releases duly executed by the Partnership and each partner therein pursuant to Section 5.20 hereof; and

          (i) Such other documents and certificates duly executed as may be required to be delivered by the Partnership pursuant to the terms of this Agreement (including, without limitation, Section 6.1 below) or as may be reasonably requested by Purchaser prior to the Closing Date.

          Section 1.8  Deliveries by Purchaser.  At the Closing,
Purchaser shall deliver (unless previously delivered) to Seller and the Partnership (or the Escrow Agent, as indicated), the following:

          (a) The Purchase Price as follows: (i) the Assets Purchase Price (less the principal amount of the Installment
Note) by wire transfer of immediately available funds to such account as the Partnership may reasonably direct by written notice delivered to Purchaser by the Partnership at least two business days prior to the Closing Date; (ii) the Shares Purchase Price, less the Escrow Amount, by wire transfer of immediately available funds to such account as Seller's Agent may reasonably direct by written notice delivered to Purchaser by Seller's Agent at least two business days prior to the Closing Date; and (iii) the Escrow Amount by wire transfer of immediately available funds to such account as the Escrow Agent may reasonably request by written notice delivered to Purchaser by the Escrow Agent at least two business days prior to the Closing Date;

          (b) A counterpart of the Escrow Agreement, duly executed by Purchaser;

          (c) A counterpart of each of the employment agreements referred to in Section 5.17, duly executed by the Company;

          (d) A counterpart of the Non-Competition Agreement, duly executed by the Company;

          (e) An Installment Note, duly executed by Purchaser together with the letter of credit provided for therein in form reasonably acceptable to the Partnership;

          (f)  A counterpart or counterparts of a Stock Option
Agreement, duly executed by Big Flower, in connection with each Seller who chooses to exchange Options in accordance with Section
1.3(a);

          (g) Certificates from the Secretary of State or other appropriate official of the State of Delaware, to the effect that Purchaser is in good standing or subsisting in such jurisdiction, listing all charter documents of Purchaser on file and attesting to its payment of all franchise or similar Taxes;

          (h) The certificate from Purchaser regarding the truth and correctness of the representations and warranties and performance of obligations referenced in Section 6.2(c), duly executed by an authorized officer of Purchaser, such certificate substantially in the form and to the effect of Exhibit G hereto;

          (i) An opinion of Sidley & Austin, special counsel to the Purchaser, as to the Installment Note being the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, and such opinion otherwise in form and substance satisfactory to the Partnership; and

          (j) Such other documents and certificates duly executed as may be required to be delivered by Purchaser pursuant to the terms of this Agreement or as may be reasonably requested by Seller or the Partnership prior to the Closing Date.


                            ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF SELLER

          Sellers hereby jointly and severally represent and warrant to Purchaser as follows:

          Section 2.1 Organization, Standing and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Michigan and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Section 2.1 of the Disclosure Schedule lists all lines of business in which the Company is participating or engaged and each other line of business in which the Company has participated or engaged during the past five years (the "Business"). The Company has engaged in no other lines of business in the past. The Company is duly qualified, licensed or admitted and in good standing to do business in each jurisdiction in which its property is owned, leased or operated or the nature of the Business makes such qualification necessary, except for those jurisdictions in which the adverse effects of all such failures by the Company to be qualified, licensed or admitted and in good standing can in the aggregate be eliminated without material cost or expense by the Company becoming qualified, licensed or admitted and in good standing. The name of each director and officer of the Company on the date hereof, and the position with the Company held by each, are set forth in Section
2.1 of the Disclosure Schedule. Seller has heretofore delivered to Purchaser complete and correct copies of the certificate of incorporation and bylaws, as currently in effect, of the Company. The Company has no subsidiaries and owns no stock or equity interest in any corporation, limited liability company, partnership, limited liability partnership, joint venture or other entity or Person.

          Section 2.2  Authority Relative to this Agreement.
Each Seller has the capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein, including without limitation to own, hold, sell and transfer (pursuant to this Agreement) the Shares set forth opposite such Seller's name in Exhibit 1.1 to this Agreement (including the Shares to be acquired prior to Closing through the exercise of the Options). This Agreement has been duly and validly executed and delivered by Seller and constitutes, and each agreement that is to be executed and delivered by Seller in connection with the transactions contemplated in this Agreement when executed and delivered by Seller will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller, as all of the stockholders of the Company, has approved this Agreement and the transactions contemplated herein, and no further stockholder action on the part of Seller or corporate action on the part of the Company is or will be required in connection with the transactions contemplated herein.

          Section 2.3 Capitalization. The authorized capital stock of the Company consists of 50,000 shares of common stock, no par value, of which (i) as of the date of this Agreement, 2,378 shares of common stock were issued and outstanding and (ii) no shares were held in treasury by the Company. There are no other shares of capital stock of the Company authorized, issued or outstanding. As of the date of this Agreement, 60 shares of Common Stock were reserved for issuance upon the exercise of the Options and no shares of Common Stock were reserved for future grants of options. Except as set forth above or in Section 2.3 of the Disclosure Schedule, the Company does not have (a) issued or outstanding (i) shares of capital stock or issued share capital of the Company, or (ii) securities convertible into or exchangeable or exercisable for, or any options, warrants, calls, puts, subscriptions or other rights (preemptive or otherwise) to acquire, any shares of capital stock or issued share capital of the Company, (b) agreements or contractual commitments, whether written or oral (other than this Agreement) relating to the Shares or obligating the Company or any Seller to issue or sell any shares of its capital stock or any such securities, options, warrants, calls, puts, subscriptions or other rights, (c) pledges, security interests, liens, charges, Encumbrances, equities, claims or options of whatever nature relating to any of the Shares, or (d) rights or contractual commitments (whether written or oral) that give any Person other than Seller any right to reserve or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of the Company, including without limitation any right to participate in the equity or income of the Company or to participate in or direct the election of any directors or officers of the Company or the manner in which any shares of capital stock of the Company are listed. The Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive rights. Set forth on Section 2.3 of the Disclosure Schedule is a list of all record holders of the Common Stock of the Company, with the number of shares of Common Stock held of record by each Person, and a list of all holders of outstanding Options, with the number of Options granted to each Person, whether the Options listed are incentive stock options or non-statutory options, the number of Shares of Common Stock that will be issued upon exercise of the Options, the dates on which such Options were granted and became vested and the related exercise prices as of the date hereof. Each Seller beneficially owns the Shares and Options set forth opposite his name in
Section 2.3 of the Disclosure Schedule free and clear of all Encumbrances. At the Closing, the delivery in the manner provided in Section 1.6 above of the certificates representing the Shares will transfer to Purchaser good and valid title in and to the Shares, free and clear of all Encumbrances.

          Section 2.4 Consents and Approvals; No Violation. Except as set forth in Section 2.4 of the Disclosure Schedule and except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), there is no requirement applicable to Seller or the Company to make any filing with, or to obtain any permit, authorization, consent or approval of, any court of competent jurisdiction, regulatory authority or other public body, federal, state or local, domestic or foreign (a "Governmental Entity") or any other Person in connection with the execution, delivery, or performance of this Agreement or any Operative Agreement or as a condition to the lawful consummation by Seller or the Company of the transactions contemplated in this Agreement or any Operative Agreement to which Seller or the Company is a party. For purposes of this Agreement, the "Operative Agreements" shall consist of the Escrow Agreement, the Installment Note, the Stock Option Agreements, the Non-Competition Agreement provided for in Section 5.16 hereof, the employment agreements provided for in Section 5.17 hereof, the General Releases provided for in Section 5.20 hereof, the Warranty Deed provided for in Section 1.7 hereof, and any other agreement entered into in connection with the foregoing or this Agreement. Except as set forth in Section 2.4 of the Disclosure Schedule and except for applicable requirements of the HSR Act, neither the execution and delivery of this Agreement, or any Operative Agreement to which Seller or the Company is a party, by Seller or the Company, nor the consummation by Seller or the Company of the transactions contemplated herein or therein, nor compliance by Seller or the Company with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of the Company, (ii) (A) conflict with or result in a violation or breach of, (B) constitute (with or without the giving of notice or passage of time or both) a default under, (C) require any Seller or the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (D) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (E) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (F) result in the creation or imposition of any Encumbrance upon Seller, the Company or any of their respective assets and properties, under or in respect of any of the terms, conditions or provisions of any note, bond, mortgage, indenture, other evidence of Indebtedness, license, agreement (whether written or oral), lease, commitment (whether written or oral), Contract or other instrument or obligation to which Seller or the Company is a party, or by which any of their respective businesses, properties or assets may be bound; or (iii) conflict with or violate any Law or Order of any Governmental Entity applicable to Seller, the Company or their respective assets or properties. Except as set forth and described in Section 2.4 or 2.15 of the Disclosure Schedule, no consent is required to be obtained or notice provided under any Contract listed on Schedule 2.15 of the Disclosure Schedule. There is no Proceeding pending or, to the Knowledge of Seller, threatened against the Company, Seller or any of their respective assets and properties that seeks to prevent the consummation of the transactions contemplated herein or in any Operative Agreement.

          Section 2.5 Books and Records. The minute books and other similar records of the Company made available to Purchaser prior to the execution of this Agreement contain a true, correct and complete record of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the board of directors and committees of the board of directors of the Company. The stock transfer ledger and other similar records of the Company made available to Purchaser prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of the Company. Except as set forth in Section 2.5 of the Disclosure Schedule, no Books and Records of the Company have been recorded, stored, maintained, operated or are otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means or access thereto and therefrom) are not under the exclusive ownership and direct control of the Company. "Books and Records" means all files, documents, instruments, papers, books and records relating to the Business or the condition of the Company which are owned, produced or maintained by the Company, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, corporate seals, stock transfer ledgers, Contracts, licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

          Section 2.6 Financial Statements. Seller has previously furnished to Purchaser true and complete copies of the following financial statements: (a) audited balance sheets of the Company as of December 31, 1994 and December 31, 1995 and the related statements of income, retained earnings and cash flows of the Company for the periods then ended, together with the notes thereto and a true and correct copy of the report of Arthur Anderson LLP thereon (the audited balance sheet of the Company for the period ending December 31, 1995 is referred to herein as the "Balance Sheet"), and all letters from such accountants with respect to the result of such audits; and (b) the unaudited balance sheet of the Company as of June 30, 1996 (the "Interim Balance Sheet") and the related unaudited statements of income and cash flow of the Company for the period then ended (such financial statements described in clauses (a) and (b) collectively, the "Financial Statements"). Each balance sheet included in the Financial Statements is a true, complete and correct copy thereof and presents fairly, in all material respects, the financial position of the Company as of the respective date of such balance sheet (including, without limitation, accurate LIFO reserves in sufficient detail to calculate inventory on a FIFO basis) and each of the statements of income and retained earnings, and cash flows included in the Financial Statements is a true, complete and correct copy and includes, without limitation, accurate LIFO adjustments in sufficient detail to calculate EBITDA on a FIFO basis and presents fairly in all material respects the results of operations and cash flows of the Company for the periods set forth therein, in each case in accordance with GAAP, except for the absence of footnote disclosures on the financial statements referenced in clause (b) of this Section 2.6, and in each case were compiled from the Books and Records of the Company regularly maintained by management and used to prepare financial statements of the Company in accordance with the principles stated therein. Such Financial Statements for June 30, 1996 include comparative amounts at June 30, 1995 and for the six-month period then ended. The Company has maintained its Books and Records in a manner sufficient to permit the preparation of financial statements in accordance with GAAP. Such Books and Records fairly reflect, in all material respects, the income, expenses, assets and liabilities of the Company and provide a fair and accurate basis for the preparation of the Financial Statements.

          Section 2.7 Absence of Undisclosed Liabilities. The Company does not have, and as a result of the transactions contemplated herein will not have, any Indebtedness, liabilities or obligations of any nature (whether known or unknown, absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise), except for the Indebtedness, liabilities and obligations (i) reflected in the Interim Balance Sheet, (ii) other than with respect to Indebtedness, liabilities and obligations, incurred in the ordinary course of business consistent with past practice since June 30, 1996, (iii) pertaining to Taxes as defined in Section 2.20(d) (which shall be subject solely to Section 2.20 hereof), or (iv) pursuant to any Contract set forth in Section 2.15 of the Disclosure Schedule or not required to be set forth therein due to dollar threshold or other parameter and not required to be set forth on a balance sheet in accordance with GAAP.

          Section 2.8 Accounts Receivable. Except as set forth in Section 2.8 of the Disclosure Schedule, the accounts and notes receivable and all other receivables shown on the Balance Sheet (subject to reserves for non-collectibility as reflected therein), and all receivables acquired or generated by the Company since December 31, 1995, are bona fide receivables and represent amounts due with respect to actual, arm's length transactions entered into in the ordinary course of business consistent with past practice and are collectible at their recorded amounts. Such reserves for non-collectibility have been reflected on the Balance Sheet and Interim Balance Sheet in accordance with GAAP and the Company's historical practice and are adequate. Except as set forth in Section 2.8 of the Disclosure Schedule, no such account has been assigned or pledged to any other Person and no defense or set-off or similar right to any such account has been asserted by the account obligor.
Except as set forth in Section 2.8 of the Disclosure Schedule, no receivables or payables between the Company and any Seller or its, his or their Affiliates, Associates or family members have been, since the date of the Balance Sheet, or will be prior to the Closing Date, acquired or generated by the Company.

          Section 2.9 Inventory. The inventories on the Balance Sheet and Interim Balance Sheet are stated at the lower of cost (last in, first out) or market in accordance with GAAP. Substantially all of the inventories used in or relating to the conduct of the Business of the Company are usable or saleable in the ordinary course of business consistent with past practice (subject to reserves as reflected on the Balance Sheet and Interim Balance Sheet) and, except as set forth in Section 2.9 of the Disclosure Schedule, are owned by the Company free and clear of any Encumbrance. Such reserves have been reflected on the Balance Sheet and Interim Balance Sheet in accordance with GAAP and the Company's historical practice and are adequate. For purposes of this Agreement, "Encumbrance" means any mortgage, pledge, lien, encumbrance, assessment charge or adverse claim affecting title or resulting in an encumbrance against real or personal property, or a security interest of any kind (including any conditional sale or other title retention agreement), any lease in the nature thereof, any option or other agreement to sell and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes of any jurisdiction).

          Section 2.10  Absence of Certain Changes or Events.
Except as expressly provided for in this Agreement or set forth in Section 2.10 of the Disclosure Schedule, since December 31,
1995, the Company has not:

          (a) Made any change in its Business or operations or in the manner of conducting its Business;

          (b) Suffered any Material Adverse Effect and no fact or condition exists or, to the Knowledge of Seller, is contemplated or threatened that might reasonably be expected to cause a Material Adverse Effect in the future, nor has the Company suffered any material casualty loss (whether or not insured) or condemnation or other taking adversely affecting the Business;

          (c) Entered into any employment Contract or commitment (whether oral or written) or compensation arrangement or employee benefit plan, or changed or committed to change (including, without limitation, any change pursuant to any bonus, pension, profit-sharing or other plan, commitment, policy or arrangement) the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants, or made any pension, retirement, profit-sharing, bonus or other employee welfare or benefit payment or contribution;

          (d) Except dividends and distributions for the payment of Taxes as set forth in Section 2.20 of the Disclosure Schedule, declared, paid or made, or set aside for payment or making, any dividend or other distribution in respect of its Common Stock or other capital stock or securities, or directly or indirectly redeemed, purchased or otherwise acquired any of its Common Stock or other capital stock or securities or subdivided or in any way reclassified or changed any of the terms or provisions of its Common Stock or other capital stock or securities;

          (e) Paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any property or assets (real, personal or mixed, tangible or intangible) to, or entered into or amended any transaction, agreements or arrangements with or for the benefit of the Partnership, any Seller, John B. Stafford or any of their respective Affiliates, Associates or family members or any of the Company's officers or directors or any Affiliate or Associate of its officers or directors, except for the reimbursement of business expenses of a usual and customary nature and not exceeding, in the aggregate, $10,000 and except for transfers or assignments of life insurance policies permitted to be made by Section 5.1(d) of this Agreement;

          (f) Made or proposed any change in any accounting or tax principles, practices or methods, including, without limitation, its accounts payable or accounts receivable practices and terms, except for such changes which are both required by GAAP or Law and set forth in Section 2.10 of the Disclosure Schedule;

          (g) Incurred any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for current liabilities reflected on the Interim Balance Sheet or, thereafter, incurred in the ordinary course of business consistent with past practice;

          (h) Canceled or waived rights with respect to any debts owed to or claims held by the Company (including the settlement of any claims or litigation or other Proceeding);

          (i) Accelerated or delayed collection of notes or accounts receivable generated by the Business in advance of or beyond their regular due dates or the dates when the same otherwise would have been collected;

          (j) Allowed the levels of raw materials, supplies, work-in-process or other materials included in the inventory of the Company to vary in any material respect from the levels customarily maintained;

          (k) Terminated or amended or suffered the termination or amendment of any Contract pursuant to which the Company would receive from any Person or pay to any Person more than $50,000 in any calendar year or disposed of or permitted to lapse any item of Intellectual Property;

          (l) Made any capital expenditures or commitments for additions to property, plant or equipment constituting capital assets except as reflected on the Interim Balance Sheet and, thereafter, in accordance with the Budget;

          (m) Incurred Indebtedness except as reflected on the Interim Balance Sheet; or

          (n) Agreed, whether in writing or otherwise, to take any action described in this Section 2.10 or any action which, if taken after the date of this Agreement without Purchaser's consent, would constitute a breach under Section 5.1 hereof.

          Section 2.11 Real Property. Section 2.11 of the Disclosure Schedule contains a brief description of (i) each parcel of real property owned by the Company (the "Owned Real Property") showing the record title holder, legal description, permanent index number, location, improvements, the uses being made thereof and any Indebtedness secured by a mortgage or other Encumbrance thereon and (ii) each option held by the Company to acquire any real property. Complete and correct copies of any title opinions, surveys and appraisals in the Company's possession or any policies of title insurance currently in force and in the possession of the Company with respect to each such parcel have heretofore been delivered by the Company to Purchaser.

          Section 2.12  Leases.

          (a) All leases of real or personal property as to which the Company is the lessee or sublessee, and all amendments and modifications thereof, are listed in Section 2.12(a) of the Disclosure Schedule (true, correct and complete copies of which have been made available to Purchaser). All such leases are in full force and effect, are enforceable against the Company and the other parties thereto (subject to the effect of bankruptcy, insolvency, reorganization or other similar Laws and to general principles of equity, whether considered in proceedings at law or in equity) and have not been modified or amended, except as set forth in Section 2.12(a) of the Disclosure Schedule. The Company is a month-to-month tenant under that lease with Markham Properties listed as item 5 in Section 2.12 of the Disclosure Schedule and that lease with ORE-IDA Foods, Inc. listed as item 7 in Section 2.12 of the Disclosure Schedule. There exists no default by the Company under any such leases or, to the Knowledge of Seller, by any other party thereto, nor any event which, with the giving of notice or the passage of time or both, would constitute an event of default by the Company or any other party thereunder.

          (b) All leases of real or personal property leased or subleased for the use or benefit of any Person other than Company to which the Company is a party, and any and all amendments thereto and modifications thereof, are listed on Section 2.12(b) of the Disclosure Schedule (true, correct and complete copies of which have been made available to Purchaser). All such leases are in full force and effect and have not been modified or amended, except as set forth in Section 2.12(b) of the Disclosure Schedule. No such lease, nor any other agreement relating to such property, contains any option or right (conditional or otherwise) to extend the term thereof or to purchase all or any part of the property or any rights therein. There exists no default by the Company under such leases or, to the Knowledge of Seller, by any third party thereto, nor any event which, with the giving of notice or the passage of time or both, would constitute an event of default by the Company or any other party thereunder.

          Section 2.13 Title to Assets. The Company has good, valid and marketable title to all its assets shown on the Balance Sheet or acquired since the date of the Balance Sheet, other than the assets shown on the Balance Sheet and disposed of either as obsolete or as a sale of inventory since the date thereof, in each case in the ordinary course of business and consistent with past practice, and all such assets are free and clear of Encumbrances other than those set forth on Section 2.13 of the Disclosure Schedule and Permitted Encumbrances. "Permitted Encumbrances" means (i) liens for current taxes or assessments not yet due, (ii) pledges or deposits to secure payment of workers' compensation obligations and deposits or indemnities to secure public or statutory obligations or for similar purposes,
(iii) minor defects that in the aggregate do not materially affect the title to the property or the value of such property to the Company or Purchaser, (iv) easements and restrictions of record set forth in the title insurance commitments heretofore delivered to Purchaser, and (v) mechanics', workmen's, repairmen's, warehousemen's, vendors' or carriers' liens or other similar liens attaching by operation of law, incurred in the ordinary course of business consistent with past practice and securing payments not past due or deposits or pledges to obtain the release of any such liens, provided that the amounts at issue in subsections (iii) and (v) shall not, in the aggregate, exceed $50,000.

          Section 2.14  Intellectual Property; Business Know-How.
Section 2.14 of the Disclosure Schedule lists: (a) the federal registration number and the date of registration concerning registrations of patents, trademarks and service marks and of other marks, trade names or other trade rights currently or presently intended to be used by the Company in the conduct of its Business, all of the copyrights and all applications for any of the foregoing; and (b) all intellectual property rights owned by any Person other than the Company which are not generally commercially available on a "shrink-wrap" basis and are currently or presently intended to be used by the Company in the conduct of its Business, whether such use is or will be pursuant to license, sublicense, agreement, other Contract, or permission, including the expiration date of any such license, sublicense, agreement, other Contract or permission. Seller has delivered to Purchaser complete and accurate copies of each agreement, other Contract, registration and other documents relating to the intellectual property set forth on Section 2.14 of the Disclosure Schedule. The Company owns or possesses adequate and enforceable licenses or other rights to use (i) all intellectual property rights listed or required to be listed on Section 2.14 of the Disclosure Schedule, (ii) all computer software used by the Company in the conduct of its Business and (iii) all other patents, trademarks, service marks, other marks, trade names and assumed names, all applications for any of the foregoing, all trade secrets, designs, plans, specifications and other intellectual property rights of every kind of the Company (whether or not registered) that are possessed by the Company or used in its Business (all of the items referred to in clauses (a) and (b) of the first sentence and clauses (i), (ii) and (iii) of this sentence being the "Intellectual Property"). Except as set forth in Section
2.14 of the Disclosure Schedule, no Person has a right to receive a royalty or similar payment in respect of any item of Intellectual Property pursuant to any Contract entered into by the Company or Seller or otherwise. The Company's business know-how includes, but is not limited to, all technologies, product developments, lists and records pertaining to customers, suppliers, distributors, personnel, agents and inventory, and all the other books, ledgers, files, documents, correspondence, specifications, computer programs, records and storage media and business records, product registrations, marketing and sales records, plans and data, promotional material, label and shipping carton dyes, designs, artwork, photography, mechanical art and graphic materials possessed by the Company or used in its Business (collectively, the "Business Know-How"). Neither the Company nor Seller has granted or committed to grant any license, sublicense or other similar agreement or Contract relating in whole or in part to any Intellectual Property or Business Know-How. The Company's use of any item of Intellectual Property or Business Know-How is not interfering with, infringing upon or otherwise violating the rights of any Person in or to such Intellectual Property or Business Know-How and has not interfered with, infringed upon or otherwise violated the rights of any Person in or to such Intellectual Property or Business Know-How, notwithstanding any allegations asserted in the letters dated March 22, 1994 and July 8, 1994 from Allen M. Krass on behalf of DeAngelis & Co. or described in Section 2.14 of the Disclosure
Schedule in response to the next sentence of this Section 2.14. Since March 22, 1994, the Company has not produced any products described in U.S. Patent No. 5,320,334 issued on June 14, 1994 to Andrew V. DeAngelis. Except as set forth in Section 2.14 of the Disclosure Schedule, no Proceedings have been instituted or, to the Knowledge of Seller, threatened against Seller or the Company alleging that the use or proposed use of any item of the Intellectual Property or Business Know-How by the Company infringes upon or otherwise violates any rights of a Person in or to such Intellectual Property or Business Know-How. To the Knowledge of Seller, no other Person is infringing, misappropriating or making any unlawful use of the Intellectual Property or Business Know-How that the Company has the exclusive right to use.

          Section 2.15  Contracts.  Except as set forth in
Section 2.15 of the Disclosure Schedule, the Company is not a party to, or bound by, any written or oral: (a) contract, agreement, understanding, commitment, or other arrangement (each a "Contract") with (i) any present or former director, officer, employee, or Affiliate or Associate of the Company pursuant to which payments may be required to be made at any time following the date hereof to any such Person, (ii) any agent, consultant, advisor, salesperson, or sales representative who is not an Affiliate of the Company pursuant to which payments may be required to be made at any time following the date hereof to any such Person in excess of $50,000 during any consecutive twelve month period, or (iii) the Partnership, any Seller or any of their respective Affiliates, Associates or family members; (b) Contract, including, but not limited to, any mortgage, indenture, debenture, bond, note, installment obligation or other instrument, constituting Indebtedness (and Section 2.15 of the Disclosure Schedule shall include with respect to any such items, the principal amounts and all prepayment or other penalties or consideration which would be payable if such principal amounts were prepaid and the Indebtedness terminated on the Closing Date thereof as of October 1, 1996); (c) guaranty of any obligation for borrowings or performances, or guaranty or warranty of products or services; (d) Contract for the sale or lease of any asset or property owned or used by the Company exceeding $10,000 in value or annual payments, other than the sale of inventory in the ordinary course of business and consistent with past practice; (e) Contract for the purchase of any real estate, machinery, equipment or other capital assets with a purchase price exceeding $10,000; (f) Contract pursuant to which the Company is or may be obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets, or stock of other companies; (g) Contract which is not terminable on ninety or fewer days' notice at any time without premium or penalty or payment of other consideration in excess of $10,000; (h) employee collective bargaining agreement or Contract with any labor organization;
(i) Contract to which the Company, any Seller, or any of the Company's employees is a party which will restrict such Person's ability to do business in any geographic area or grants to any Person exclusive or similar rights in any line of business or in any geographic area; (j) Contract pursuant to which the Company has a right to receive from any Person or an obligation to pay to any Person more than $50,000 during any consecutive twelve month period; or (k) any other Contract of any nature not otherwise described in this Section 2.15 which is material (without reference to dollar amounts set forth herein) to the Business, properties, assets, operations or prospects of the Company. Except as set forth in Section 2.15 of the Disclosure Schedule, with respect to each Contract listed in Section 2.15 of the Disclosure Schedule, there is no default by the Company or event that with the giving of notice or the passage of time, or both, would constitute such a default nor, to the Knowledge of Seller, any default, or event that with the giving of notice, the passage of time or both, would constitute such a default, by any other party thereto, existing with respect to any such Contract, except for such defaults which, in the aggregate, result in loss or liability to the Company of no more than $5,000. Neither the Company nor Seller intend, and neither has received notice that any party to any such Contract intends, to terminate, amend or cancel any such Contract. Each of the Contracts listed in
Section 2.15 of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding obligation of the Company and the other parties thereto enforceable in accordance with its terms (subject to the effect of bankruptcy, insolvency, reorganization or other similar Laws and to general principles of equity, whether considered in proceedings at law or in equity). Seller has made available to Purchaser complete and accurate copies of each Contract or other written evidence of the obligations, and all amendments thereto, listed in Section 2.15 of the Disclosure Schedule. Except as set forth and described in
Section 2.15 or 2.4 of the Disclosure Schedule, (i) no consent is required to be obtained or notice provided under any Contract listed in Section 2.15 of the Disclosure Schedule in order to enter into this Agreement or to consummate the transactions contemplated herein, and (ii) each Contract constituting Indebtedness is redeemable at the option of the Company or may be prepaid without penalty.

          Section 2.16  Litigation.  Except as set forth in
Section 2.16 of the Disclosure Schedule, there are (i) to the Knowledge of Seller, no investigations pending or threatened,
(ii) no actions, causes of action, claims, suits, proceedings, arbitrations, mediations or other alternative dispute resolution procedures, orders, writs, injunctions or decrees, in each case, whether at law or in equity, or before or by any Governmental Entity or any other Person (each, a "Proceeding") pending or, to the Knowledge of Seller, threatened against the Company or Seller affecting or which could reasonably be expected to affect the operations of the Company, its Business, assets, properties or prospects, and (iii) to the Knowledge of Seller, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis for a Proceeding against the Company or Seller that would affect or which could reasonably be expected to affect the operations of the Company, its Business, assets, properties or prospects. The Company is not in default with respect to any Order of any Governmental Entity. Seller or the Company has made available to Purchaser accurate and complete copies of all documentation related to each Proceeding, including, without limitation, complaints, answers, motions, responses, court orders, interrogatories and answers thereto, discovery requests and responses, any other discovery documentation, transcripts of all discovery and other proceedings, and correspondence among counsel for the parties and/or the relevant tribunal, arbitrator or mediator.

          Section 2.17 Plants, Buildings, Structures, Facilities and Equipment.

          (a) All plants, buildings, structures and facilities located on the Owned Real Property or the leased real property or used by the Company in the conduct of its Business are structurally sound with no defects, damages or repairs that would require in excess of $50,000 in the aggregate to correct or repair and are in good operating condition and repair (subject to normal wear and tear) so as to permit the operation by the Company of its Business as presently conducted;

          (b) Except as set forth in Section 2.17 of the Disclosure Schedule, all equipment owned or leased by the Company or used in the conduct of the Business is in good operating condition and repair (subject to normal wear and tear) so as to permit its operation in the Business as presently conducted, with no defects, damages or repairs that would require in excess of $50,000 in the aggregate to correct or repair.

          (c) No such plant, building, structure, facility or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not reasonably likely to exceed, in the aggregate, $50,000; no notice from any Governmental Entity has been received by Seller or the Company requiring or calling attention to the need for any work, repair, construction, alteration or installation on, or in connection with, any real property or any of the plants, buildings, structures, facilities or equipment located thereon; and, to the Knowledge of Seller, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis for such a notice;

          (d) All Owned Real Property and real property leased by the Company and each plant, building, structure, facility or equipment located thereon, is in compliance with any applicable deed restrictions or covenants and all building, zoning, subdivision, health, safety or other Laws, ordinances and regulations, including without limitation the Americans with Disabilities Act and the Occupational Safety and Health Act, and neither the Company nor Seller has received notification that any alleged violation exists and, to the Knowledge of Seller, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis of such an allegation;

          (e) There is no pending or, to the Knowledge of Seller, threatened condemnation of the Owned Real Property or any leased real property or any part thereof or of any general or special assessment relating thereto;

          (f) All roads bounding each parcel of the Owned Real Property and the leased real property are public roads and the Company has full access to and the right of ingress and egress over, to and from such roads and the right to use such roads freely as well as all rights in such roads appurtenant to each parcel of such property; and

          (g) Each parcel of the Owned Real Property and the leased real property has connection to sanitary sewer, storm sewer, water, electricity, gas, telephone and all other necessary utility services and, to the Knowledge of Seller there are no existing or prior facts, circumstances or conditions which are reasonably likely to result in termination of such connections for any significant period of time.

          Section 2.18 Insurance. Set forth in Section 2.18 of the Disclosure Schedule is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to the Company, its Business, properties and assets and its directors, officers, salespersons, agents or employees, including the following information for each such policy: type(s) of insurance coverage provided; name of insurer; effective and expiration date; policy number; per occurrence and annual aggregate deductibles or self-insured retention; annual premium and any other fees for the procurement of such insurance; per occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted. Except as set forth in Section
2.18 of the Disclosure Schedule, all policies set forth in
Section 2.18 of the Disclosure Schedule are in full force and effect and shall remain in full force and effect through the Closing Date and thereafter shall remain in full force and effect without assignment by the Company, consent of the insurer or other action by the Company, Seller, Purchaser or the insurer, until its expiration date or the date of cancellation or termination by Purchaser or the Company. With respect to all policies, all premiums currently payable or previously due have been paid, and no notice of cancellation or termination has been received by the Company or Seller with respect to any such policy. All such policies are sufficient for compliance with all requirements of Law and of all Contracts to which the Company is a party or otherwise bound and are valid, outstanding, collectible and enforceable policies and provide insurance coverage which is adequate and customary for a business of the Company's size and type. Complete and accurate copies of all such policies and related documentation have previously been provided to Purchaser.

          Section 2.19  Employee Benefit Plans.

          (a)  Set forth in Section 2.19(a) of the Disclosure
Schedule is a true and complete list of each "employee pension benefit plan" (as such term is defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder ("ERISA")) maintained by the Company, the Partnership or an ERISA Affiliate, or with respect to which the Company, the Partnership or an ERISA Affiliate is or will be required to make any payment, or which provides or will provide benefits to present or former employees of the Company, the Partnership or an ERISA Affiliate due to such employment (the "Pension Plans"). Set forth in Section 2.19(a) of the Disclosure Schedule is a true and complete list of each "employee welfare benefit plan" (as such term is defined in section 3(1) of ERISA) maintained by the Company, the Partnership or an ERISA Affiliate, or with respect to which the Company, the Partnership or an ERISA Affiliate is or will be required to make any payment, or which provides or will provide benefits to present or former employees of the Company, the Partnership or an ERISA Affiliate due to such employment (the "Welfare Plans," and together with the Pension Plans, the "ERISA Benefit Plans").
With respect to each ERISA Benefit Plan, Section 2.19(a) of the Disclosure Schedule identifies each Person whose employees or prior employees are or will be provided benefits under such ERISA Benefit Plan due to employment with such Person. Neither the Company, the Partnership nor any ERISA Affiliate has ever, prior to the Closing Date, maintained or been required to make any payment at any time with respect to any "employee pension benefit plan" (as such term is defined in section 3(2) of ERISA) ever subject to section 302 of ERISA or any "multiemployer plan" (as such term is defined in section 3(37) of ERISA).

          (b) Other than those listed in Section 2.19(a) of the Disclosure Schedule, set forth in Section 2.19(b) of the Disclosure Schedule is a true and complete list of each of the following to which the Company, the Partnership or an ERISA Affiliate is a party or with respect to which it is or will be required to make any payment (the "Non-ERISA Commitments," and together with the ERISA Benefit Plans, the "Plans"):

               (i) each pension, retirement, savings, profit sharing, deferred compensation, severance or termination pay, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, supplemental unemployment, hospitalization or other medical, disability, life or other insurance, or other welfare, benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral; and

               (ii) each employee collective bargaining agreement and each agreement, understanding or arrangement of any kind, whether written or oral, with or for the benefit of any present or prior officer, director, employee or consultant (including, without limitation, each employment, compensation, deferred compensation, severance or consulting agreement or arrangement and any agreement or arrangement associated with a change in ownership of the Company, the Partnership or an ERISA Affiliate).

Section 2.19(b) of the Disclosure Schedule contains a complete and accurate description of all oral Non-ERISA Commitments. With respect to each Non-ERISA Commitment, Section 2.19(b) of the Disclosure Schedule identifies each Person whose employees or prior employees are or will be provided benefits under such Non-ERISA Commitments due to employment with such Person.

          (c) Sellers have delivered to Purchaser with respect to each Plan, true, correct and complete copies of (A) all plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies, (B) the current summary plan description, (C) the Annual Reports (IRS Form 5500 series) and accompanying schedules, as filed, for the most recently completed three plan years for which such reports have been filed, (D) the financial statements for the most recently completed three plan years for which such statements have been prepared, (E) the actuarial reports for the most recently begun three plan years for which such reports exist and the report prepared in accordance with Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions, for the most recently completed three plan years for which such reports has been prepared, (F) the most recent determination letter issued by the Internal Revenue Service and the application submitted with respect to such letter, and (G) all correspondence with the Internal Revenue Service and Department of Labor concerning any audit, investigation or controversy. Each report described in clause (E) of the preceding sentence accurately describes the funded status of the Plan to which it relates and subsequent to the date of such report there has been no adverse change in the funding status or financial condition of such Plan.

          (d) Each Pension Plan which is intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") is so qualified under the Code and has been determined by the Internal Revenue Service to be so qualified and no circumstance exists which might cause such plan to cease being so qualified.

          (e) With respect to each Plan, (i) there is no pending or, to the Knowledge of Seller, threatened claim (other than any routine claim for benefits), (ii) all contributions and premiums due have been made on a timely basis and all contributions and premiums paid by the Company are deductible by the Company, (iii) the Company has no potential liability under ERISA or the Code, and (iv) the Company has and shall have no liability with respect to any benefits to be provided to any Person other than with respect to periods of employment solely with the Company. Each of the Plans (i) has been administered in accordance with its terms and (ii) complies in all respects as to form, and has been administered in accordance, with all Laws, including, where applicable, the requirements of ERISA and the Code, so that no failure to be so administered or to be in such compliance will result in any liability to the Company. Except as set forth in
Section 2.19(e) of the Disclosure Schedule, there are no reserves, assets, surplus or prepaid premiums with respect to any Plan other than a Pension Plan. No "prohibited transaction" described in section 406 of ERISA or section 4975 of the Code has occurred with respect to any ERISA Benefit Plan. The Company and each ERISA Affiliate has complied in all respects with the health care requirements of Part 6 of Title I of ERISA so that no failure to be in such compliance will result in any liability to the Company. The Company has no obligation to provide medical, health or death or other benefits to its prior employees or any other person other than while an employee of the Company, except as specifically required by Part 6 of Title I of ERISA or with respect to retirement benefits under any Pension Plan. The consummation of the transactions contemplated in this Agreement will not (i) entitle any individual to severance pay, (ii) accelerate the time of payment, vesting or increase the amount of compensation due to any such individual or (iii) result in a payment, or payments, constituting an "excess parachute payment" (as defined in section 280G(b)(1) of the Code). No amounts previously paid by the Company under any Plan will fail to be deductible by the Company for federal income tax purposes. All employees of the Company are employed at will.

          (f) For purposes of this Agreement, "ERISA Affiliate" means (i) any corporation which at any time on or before the Closing Date is or was a member of the same controlled group of corporations (within the meaning of section 414(b) of the Code) as the Company; (ii) any partnership, trade or business (whether or not incorporated) which at any time on or before the Closing Date is or was under common control (within the meaning of section 414(c) of the Code) with the Company or the Partnership; and (iii) any entity which at any time on or before the Closing Date is or was a member of the same affiliated service group (within the meaning of section 414(m) of the Code) as either the Company, the Partnership, any corporation described in clause (i) or any partnership, trade or business described in clause (ii).
Section 2.19(f) of the Disclosure Schedule identifies all ERISA
Affiliates.

          Section 2.20  Tax Matters.

          (a) The Company has filed, or as of the Closing Date will have filed, with the appropriate federal, state, local and foreign taxing authorities all Tax Returns required to be filed by or with respect to the Company whose due dates (taking into account any timely filed extensions) fall on or before the Closing Date, and such Tax Returns are or will be true, correct and complete and disclose all Taxes required to be paid by the Company. The Company has paid in full or has made adequate provision for in the Interim Balance Sheet all Taxes which are or will be due or claimed to be due from it by any authority for all periods or portions thereof up to and including the Closing Date.
Section 2.20(a) of the Disclosure Schedule sets forth all of the Tax reserves of the Company as of the end of the month immediately preceding the date of this Agreement. There are no liens for Taxes upon the assets of the Company except for statutory liens for current Taxes not yet due.

          (b) The Company is registered to do business in the states and localities set forth in Section 2.20(b) of the Disclosure Schedule, and the Company files Tax Returns in the states and localities set forth in Section 2.20(b) of the Disclosure Schedule. The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, and the Company has not waived any statute of limitations for, or agreed to any extension of time with respect to, the assessment of Taxes of the Company.

          (c) Neither the Company nor Seller has received any notice of deficiency or assessment from any federal, state, local or foreign taxing authority with respect to liabilities for Taxes of the Company which has not been fully paid or finally settled and, to the Knowledge of Seller, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis for such a notice of deficiency or assessment. No power of attorney has been executed by, or on behalf of, the Company with respect to any matter relating to Taxes which is currently in force. The Company is not a party to any Contract that would result, separately or in the aggregate, in the requirement to pay any "excess parachute payments" within the meaning of Section 280G of the Code. Except as set forth in
Section 2.20(c) of the Disclosure Schedule, the Company is not a party to a tax sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect.

          (d) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, excise, property, ad valorem, sales, use (or any similar taxes), transfer, franchise, payroll, withholding, social security, business license fees, or other taxes including any interest, penalties or additions thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return, schedule or other document (including any related or supporting information) required to be supplied to a taxing authority or other Governmental Entity with respect to Taxes.

          (e) The Company has made a timely and valid election under Section 1362 of the Code to be treated as an "S corporation" for its taxable year beginning January 1, 1987 and has at all times since January 1, 1987 qualified as an "S corporation" for purposes of Subchapter S of the Code; with respect to all states which for state tax purposes allow a corporation to be treated as an "S corporation" or similar entity entitled to special tax treatment, all elections for such treatment have been timely, properly and validly made in such states, and the Company has maintained compliance at all times with all applicable qualifications and filing procedures for such treatment, and the Company will not be subject to tax under
Section 1374 of the Code with respect to the transactions contemplated in this Agreement. The Company, Purchaser and Seller will be able to make valid Elections.

          (f)  Set forth in Section 2.20 of the Disclosure
Schedule is a description of all amounts and methods of payment of dividends and distributions paid to each Seller by the Company to enable each Seller to make payments of Taxes due with respect to the income of the Company for periods after December 31, 1995, with supporting detail establishing that the amounts so distributed were appropriate in relation to the Taxes reasonably estimated to be due.

          Section 2.21  Environmental Matters.  Except as set
forth in Section 2.21 of the Disclosure Schedule:

          (a) The operations of the Company comply with all applicable Environmental Laws;

          (b) The Company has obtained all environmental, health and safety Governmental Permits necessary for the operation of its Business, and all such Governmental Permits are in full force and effect and the Company is in compliance with all terms and conditions of such Governmental Permits;

          (c) None of the Company, nor any of the present Company Property or operations, or the past Company Property or operations, is or was within the last five years subject to any on-going investigation by, Order from or Contract with any Governmental Entity or other Person (including without limitation any prior owner or operator of Company Property) respecting (i) any Environmental Law, (ii) any Remedial Action or (iii) any claim of Loss arising from the Release or threatened Release of a Contaminant into the Environment; and to the Knowledge of Seller, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis of any such investigation, Order or Contract;

          (d) The Company is not subject to any judicial, administrative or other Proceeding, Order, judgment, decree or settlement alleging or addressing a violation of or liability or Indebtedness under any Environmental Law;

          (e)  The Company has not:

               (i) reported a Release of a hazardous substance pursuant to Section 103(a) of CERCLA, or any state equivalent Law;

               (ii) filed a notice pursuant to Section 103(c) of CERCLA;

               (iii) filed notice pursuant to Section 3010 of RCRA, indicating the generation of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent Law;

               (iv) filed any notice under any applicable
          Environmental Law reporting a violation of any applicable Environmental Law; or

               (v) previously conducted operations at any real property other than the Owned Real Property and any leased property currently occupied by the Company;

          (f) there is not now, nor has there ever been, on or in any Company Property:

               (i) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent Law, that requires or required a Governmental Permit pursuant to
          Section 3005 of RCRA; or

               (ii) any underground storage tank or surface impoundment or landfill or waste pile;

          (g) There is not now on or in any Company Property any polychlorinated biphenyls ("PCB") used in pigments, hydraulic oils, electrical transformers or other equipment;

          (h) The Company has not received any notice or claim to the effect that it is or may be liable to any Governmental Entity or any other Person as a result of the Release or threatened Release of a Contaminant into the Environment, and to the Knowledge of Seller, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis for such a notice or claim; and the Company has not sent or arranged for the disposal of any Contaminant generated by the Company or its operations to any disposal site that (i) is undergoing Remedial Action, or for which, to the Knowledge of Seller, facts and circumstances exist that could reasonably be expected to require or cause the disposal site to undergo Remedial Action; (ii) is listed or proposed for listing on the National Priorities List pursuant to CERCLA; or (iii) could give rise to any Loss on the part of the Company;

          (i) No Environmental Encumbrance has attached to any Company Property or assets;

          (j) Any asbestos-containing material which is on or part of any Company Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any Environmental Law;

          (k) None of the products the Company manufactures, distributes or sells now, or manufactured, distributed or sold in the past, contains asbestos or asbestos-containing material;

          (l) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or for, or that are in the possession of, the Company or any Seller in relation to any site or facility now or previously owned, operated or leased by the Company which have not been delivered to Purchaser prior to the execution of this Agreement;

          (m) To the Knowledge of Seller, there is no facility, site or real property located within five (5) miles of any Owned Real Property or leased real property of the Company (other than property leased solely as office space identified as office lease 5, 6 and 13 in Section 2.12 of the Disclosure Schedule) that is listed on or proposed for listing on the National Priorities List pursuant to CERCLA; and

          (n)  For purposes of this Agreement:

               (i)   "CERCLA"  shall mean the Comprehensive
          Environmental Response, Compensation and Liability Act,
          42 U.S.C. SECTIONS 9601 et seq., any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder.

               (ii) "Company Property" shall mean any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by the Company
          (including any surface water thereon or adjacent thereto, and soil or groundwater thereunder).

               (iii)     "Contaminant" means any pollutant,
          contaminant, chemical, or industrial, hazardous or toxic material or waste for which liability or standards of conduct are imposed under Environmental Laws, and includes, without limitation, asbestos or asbestos-containing materials, PCBs, and petroleum, oil or petroleum or oil products or derivatives.

               (iv) "Environment" means any surface water, ground water, drinking water supply, land surface or subsurface strata, ambient air and includes, without limitation, any indoor location.

               (v) "Environmental Encumbrance" shall mean an Encumbrance in favor of any Governmental Entity for any
          (1) liabilities or other Indebtedness under any Environmental Law or (2) Losses incurred by such Governmental Entity in response to a Release or threatened Release of a Contaminant into the Environment.

               (vi) "Environmental Laws" means all federal state, local and foreign laws, codes, regulations, requirements, directives, orders, common law, and administrative or judicial interpretations thereof that may be enforced by any Governmental Entity, other Person or court, relating to pollution, the protection of human health, the protection of the Environment, or the emission, discharge, disposal, transportation, Release or threatened Release of Materials in or into the Environment, including without limitation the Occupational Safety and Health Act.

               (vii)     "RCRA" shall mean the Resource
          Conservation and Recovery Act, 42 U.S.C. SECTIONS 6901 et seq., and any successor statute, and any regulations or guidance promulgated thereunder.

               (viii) "Release" shall mean release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the Environment or into or out of any Company Property or other property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Company Property or other property.

               (ix) "Remedial Action" shall mean actions required to (1) clean up, remove, treat or in any other way address Contaminants in the Environment; (2) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (3) perform pre-remedial studies and investigations and post remedial care.

          Section 2.22  Labor Relations and Employment

          (a) (i) Except as set forth in Section 2.22 of the Disclosure Schedule, there is no labor strike, dispute, slowdown, stoppage or lockout pending, affecting, or, to the Knowledge of Seller, threatened against the Company, and during the past five years there has not been any such action and, to the Knowledge of Seller, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to lead to such an action; (ii) there are no union claims to represent the employees of the Company nor have there been any such claims within the last five years; (iii) there is no Contract with any labor organization, nor work rules or practices agreed to with any labor organization or employee association, applicable to employees of the Company nor is the Company a party to or bound by any collective bargaining or similar agreement; (iv) to the Knowledge of Seller, (A) there is, and within the last five years has been, no representation of the employees of the Company by any labor organization, (B) there are no union organizing activities among the employees of the Company, and (C) no question concerning representation exist concerning such employees; (v) Section 2.22(a) of the Disclosure Schedule sets forth all personnel policies, rules or procedures (whether written or oral) applicable to employees of the Company, and the Company has delivered to Purchaser complete and accurate copies of all such written policies, rules or procedures plus summaries of all oral policies, rules or procedures; (vi) the Company has not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation and the Company is, and has for the past three years been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health; (vii) there is no unfair labor practice charge or complaint against the Company (or Seller with respect to the Company) pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or any similar state or foreign agency and to the Knowledge of Seller there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis therefor;
(viii) there is no grievance pending or, to the Knowledge of Seller, threatened against the Company arising out of any collective bargaining agreement or other grievance procedure and, to the Knowledge of Seller, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis therefor; (ix) there are no charges with respect to or relating to the Company pending or, to the Knowledge of Seller, threatened before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices and, to the Knowledge of Seller, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis therefor; (x) neither the Company nor Seller has received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company and, to the Knowledge of Seller, no such investigation is in progress; and (xi) no complaints, lawsuits or other proceedings are pending or, to the Knowledge of Seller, threatened in any forum by or on behalf of any present or former employee of the Company, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract for employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with any employment relationship.

          (b) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act"), the Company has not effectuated or experienced (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility used by the Company; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility used by the Company, nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the Company's employees has suffered an "employment loss" (as defined in the WARN Act) at any time prior to the Closing Date.

          Section 2.23 Compliance with Applicable Law. The Company has for the past five years complied in all material respects and is presently complying in all material respects with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments, decrees or other pronouncements having the effect of any of the foregoing, of all Governmental Entities having jurisdiction (collectively, "Laws"), including, but not limited to, the Federal Occupational Safety and Health Act and all Laws relating to the safe conduct of business and environmental protection and conservation, the Civil Rights Act of 1964 and Executive Order 11246 concerning equal employment opportunity obligations of federal contractors and any applicable health, sanitation, fire, safety, labor, zoning and building laws and ordinances. Neither the Company nor Seller has received written notification of any asserted present or past failure by the Company to so comply with the Laws and, to the Knowledge of Seller, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis for such notification or assertion. The representations of this Section 2.23 are intended to be in addition to and not as a qualification of Section 2.21 or any other Section in this Article II.

          Section 2.24 Brokers or Finders. Each of the Company and Purchaser does not have nor will have any obligation to pay any broker's, finder's, investment banker's, intermediary's, financial advisor's or similar fee in connection with this Agreement, or the transactions contemplated herein (other than any bank financing fees Purchaser may incur), by reason of any action taken by or on behalf of Seller or the Company or any of their respective Affiliates. The Sellers shall be responsible for the payment of all fees and expenses owing to Compass Capital Advisors, Inc. ("Compass") pursuant to any agreement between the Company and Compass.

          Section 2.25 Disclosure. The representations and warranties by Seller in this Agreement and the statements contained in the Disclosure Schedule or any other schedules, certificates, documents, exhibits and agreements referred to herein or otherwise furnished or to be furnished by Seller to Purchaser pursuant to this Agreement, the Operative Agreements to which any Seller is a party, and the transactions contemplated herein and therein (collectively, the "Seller's Documents") do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading.

          Section 2.26 Customers and Suppliers. Section 2.26 of the Disclosure Schedule sets forth a true and complete list of the names and addresses of the ten largest suppliers (and for each such supplier the approximate dollar volume and percentage of total purchases of similar items from all suppliers of such item) of products and services to the Company and the ten largest customers (and for each such customer the approximate dollar volume and percentage of total sales of the Company to all customers) of products and services of the Company during the twelve months ended December 31, 1995, indicating any existing contractual arrangements for continued supply from or to each such firm. Except as set forth in Section 2.26 of the Disclosure Schedule, there exists no actual or, to the Knowledge of Seller, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Company or any Seller on behalf of the Company with any customer or group of customers which are listed in Section 2.26 of the Disclosure Schedule or which are otherwise material to the operations of the Business, or with any supplier or group of suppliers which are listed in Section 2.26 of the Disclosure Schedule or which are otherwise material to the operations of the Business, and, to the Knowledge of Seller, there exists no present or future condition or state of facts or circumstances involving customers, suppliers or sales representatives (including the consummation of the transactions contemplated in this Agreement), other than those which affect the economy in general or the industry that the Business is part of, which could reasonably be expected to (i) materially adversely affect the Business or the prospects of the Company or prevent the conduct of the Business after the consummation of the transactions contemplated in this Agreement on substantially the same terms as the Business has heretofore been conducted or
(ii) impair, interfere with or terminate the Company's business relationship with the customers listed in Section 2.26 of the Disclosure Schedule. Seller has delivered to Purchaser copies of all written Contracts or other arrangements and written summaries of any oral arrangements with the customers and suppliers listed in Section 2.26 of the Disclosure Schedule.

          Section 2.27  Transactions with Affiliates.

          (a) Except as set forth in Section 2.27(a) of the Disclosure Schedule, the Company has no outstanding Indebtedness, liabilities or obligations for amounts owing to, or notes or accounts receivable from, or leases, Contracts or other commitments or arrangements with or for the benefit of, the Partnership, any Seller, or their respective Affiliates, Associates or family members, or the Company's directors, officers or employees or Affiliates of any of the foregoing.

          (b) Since December 31, 1995, except as set forth in Sections 2.27(b) and 2.20 of the Disclosure Schedule, the Company has not made any payments, loans or advances of any kind to the Partnership, any Seller or their respective Affiliates, Associates or family members or paid any dividends or distributions of any kind to or for the benefit of any Seller or their respective Affiliates, Associates or family members.
Section 2.27(b) of the Disclosure Schedule sets forth all amounts which the Company has expensed during the twelve months ended December 31, 1995 and the six months ended June 30, 1996 for payments to the Partnership for use of or otherwise relating to each of the Partnership Assets.

          Section 2.28 Government Permits. The Company owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from all Governmental Entities which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct the Business substantially as currently conducted (herein collectively called "Governmental Permits"), except for such Governmental Permits as to which the failure to so own, hold or possess would not have a Material Adverse Effect. Section 2.28 of the Disclosure Schedule sets forth a list and brief description of each Governmental Permit. Complete and correct copies of all of the Governmental Permits have heretofore been delivered to Purchaser. Except as set forth in Section 2.28 of the Disclosure Schedule, (i) the Company has fulfilled and performed its obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after the giving of notice or the passage of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after the giving of notice or the passage of time or both, would permit revocation, termination or modification of any such Governmental Permit, or which might adversely affect the rights of the Company under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is Known to Seller; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and may be assigned and transferred to Purchaser, if required in accordance with this Agreement, and will continue in full force and effect thereafter on behalf of the Company or the Purchaser, as the case may be, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, (y) the consent, approval, or act of, or the making of any filing with, any Governmental Entity, or (z) the payment of any additional fees by the Company or Purchaser, or the posting of any bonds or surety or other incurrence of cost by the Company or Purchaser.

          Section 2.29  Guarantees.

          (a) None of the Company's Indebtedness, liabilities or obligations are guaranteed by any Seller, the Partnership, their respective Affiliates, or Associates or family members (the
"Guarantees").

          (b) The Company is not a guarantor or co-obligor of any Indebtedness, liability or obligation of any Seller, the Partnership or their respective Affiliates, Associates or family members.

          Section 2.30 Common Activities. In the conduct of its Business, neither the Company nor any Seller on behalf of the Company has commingled its assets with those of any Affiliate or Associate of the Company or of any Seller, engaged in any joint activities with regard to purchase or sale of products or services, failed to maintain appropriate distinction between the Business and assets and property of the Company and those of any other Person or engaged in any other acts or omitted to take any other action which could reasonably be expected to form the basis for any claim or assertion that the Company or its property or assets were responsible or liable for any Indebtedness, liability or obligation of any other Person.


                           ARTICLE III
        REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

          The Partnership and the Partners, in their capacity as partners in the Partnership, hereby jointly and severally represent and warrant to Purchaser as follows:

          Section 3.1 Organization. The Partnership is a general partnership duly organized and operating in accordance with the Amended and Restated Park Properties Partnership Agreement dated August 31, 1993, as amended by an Amendment dated April 1, 1995, among the Partners (the "Partnership Agreement") and has all requisite partnership and other power and authority to own, operate and lease the Partnership Assets.

          The Partnership has heretofore delivered to Purchaser a complete and correct copy of the Partnership Agreement. Section
3.1 of the disclosure schedule provided to Purchaser by the Partnership (the "Partnership Disclosure Schedule") lists all lines of Business in which the Partnership is participating or engaged and in which it has participated or engaged in the past.

          Section 3.2 Authority Relative to this Agreement. The Partnership has the capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, including without limitation to own, hold, sell and transfer (pursuant to this Agreement) the Partnership Assets. This Agreement has been duly and validly executed and delivered by the Partnership and each Partner and constitutes, and each agreement that is to be executed and delivered by the Partnership and each Partner in connection with the transactions contemplated in this Agreement when executed and delivered by the Partnership or such Partner, as the case may be, will constitute, a legal, valid and binding obligation of the Partnership and such Partner, as the case may be, enforceable against the Partnership and such Partner, as the case may be, in accordance with its terms. Each Partner has approved this Agreement and the transactions contemplated herein, and no further action on the part of the Partners or the Partnership is or will be required, whether pursuant to the Partnership Agreement, applicable Law or otherwise, in connection with the transactions contemplated herein.

          Section 3.3 Partnership Interests. The Partners and the interest of each Partner in the Partnership are set forth in
Section 3.3 of the Partnership Disclosure Schedule. No other persons, corporations, limited liability companies, limited liability partnerships, partnerships, joint ventures, Associates or other entities (a "Person") has any ownership or similar interest in the Partnership or the Partnership Assets.

          Section 3.4 Consent and Approvals; No Violation. Except as set forth in Section 3.4 of the Partnership Disclosure Schedule and except for applicable requirements of the HSR Act, there is no requirement applicable to the Partnership or any Partner to make any filing with, or to obtain any permit, authorization, consent or approval of any Governmental Entity or any other Person in connection with the execution, delivery, or performance of this Agreement, or any Operative Agreement to which the Partnership or any Partner therein is a party, or as a condition to the lawful consummation by the Partnership of the transactions contemplated in this Agreement or any Operative Agreement to which the Partnership or any Partner is a party. Except as set forth in Section 3.4 of the Partnership Disclosure Schedule, neither the execution and delivery of this Agreement, or any Operative Agreement to which the Partnership or any Partner is a party, by the Partnership or such Partner, as the case may be, nor the consummation by the Partnership or any Partner of the transactions contemplated herein or therein, nor compliance by the Partnership or any Partner with any of the provisions hereof or thereof will (i) conflict with the Partnership Agreement; (ii) (A) conflict with or result in a violation or breach of, (B) constitute (with or without the giving of notice or the passage of time or both) a default under,
(C) require any Partner or the Partnership to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (D) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (E) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (F) result in the creation or imposition of any Encumbrance upon the Partnership, any Partner or any of their respective assets and properties, under or in respect of any of the terms, conditions or provisions of any note, bond, mortgage, indenture, other evidence of Indebtedness, license, agreement (whether written or oral), lease, commitment (whether written or oral), Contract or other instrument or obligation to which the Partnership or any Partner is a party or the Partnership Assets are bound, or (iii) conflict with or violate any Law or Order of any Governmental Entity applicable to the Partnership or any Partner or the Partnership Assets. Except as set forth in
Section 3.4 or 3.12 of the Partnership Disclosure Schedule, no consent is required to be obtained or notice provided under any Contract to which the Partnership or any Partner is a party or by which the Partnership Assets are bound which has not been obtained. Any such Contract by which the Partnership Assets is bound shall be terminated at or prior to the Closing Date. There is no Proceeding pending or, to the Knowledge of the Partnership, threatened against the Partnership or any of the Partnership Assets and properties that seeks to prevent the consummation of the transactions contemplated herein.

          Section 3.5 Title to Partnership Assets. Section 1 of the Partnership Disclosure Schedule sets forth the Partnership Assets being sold by the Partnership to Purchaser. The Partnership has good, valid and marketable title to the Partnership Assets, free and clear of any and all Encumbrances other than those set forth on Section 3.5 of the Partnership Disclosure Schedule and Permitted Encumbrances.

          Section 3.6  Environmental Matters.  Except as set
forth in Section 3.6 of the Partnership Disclosure Schedule:

          (a) The operations of the Partnership comply with all applicable Environmental Laws;

          (b) The Partnership has obtained all environmental, health and safety Governmental Permits necessary for the operation of its business, and all such Governmental Permits are in full force and effect and the Partnership is in compliance with all terms and conditions of such Governmental Permits;

          (c) None of the Partnership, the Partners in their capacities as such, the Partnership Assets, nor any of the present Partnership property or operations, or the past Partnership property or operations, is or was within the last five years subject to any on-going investigation by, Order from or Contract with any Governmental Entity or other Person (including without limitation any prior owner or operator of the Partnership Assets or other Partnership property) respecting (i) any Environmental Law, (ii) any Remedial Action or (iii) any claim of Loss arising from the Release or threatened Release of a Contaminant into the Environment; and, to the Knowledge of the Partnership, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis of any such investigation, Order or Contract;

          (d) Neither the Partnership nor any Partner in his capacity as such is subject to any judicial, administrative or other Proceeding, Order, judgment, decree or settlement alleging or addressing a violation of or liability or Indebtedness under any Environmental Law;

          (e) Neither the Partnership nor any Partner in his capacity as such has:

               (i) reported a Release of a hazardous substance pursuant to Section 103(a) of CERCLA, or any state equivalent Law;

               (ii) filed a notice pursuant to Section 103(c) of CERCLA;

               (iii) filed notice pursuant to Section 3010 of RCRA, indicating the generation of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent Law;

               (iv) filed any notice under any applicable
          Environmental Law reporting a violation of any applicable Environmental Law; or

               (v) previously conducted operations at any real property other than the property currently owned by the Partnership;

          (f) There is not now, nor has there ever been, on or in the Partnership Assets or any other current or former
Partnership property:

               (i) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent Law, that requires or required a Governmental Permit pursuant to
          Section 3005 of RCRA; or

               (ii) any underground storage tank or surface impoundment or landfill or waste pile;

          (g) There is not now on or in any Partnership Assets or any other Partnership property any PCBs used in pigments, hydraulic oils, electrical transformers or other equipment;

          (h) Neither the Partnership nor any Partner in his capacity as such has received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the Environment, and to the Knowledge of the Partnership, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis for such a notice or claim; and neither the Partnership nor any Partner in his capacity as such has sent or arranged for the disposal of any Contaminant generated by the Partnership or its operations to any disposal site that (i) is undergoing Remedial Action, or for which, to the Knowledge of the Partnership, facts and circumstances exist that could reasonably be expected to require or cause the disposal site to undergo Remedial Action; (ii) is listed or proposed for listing on the National Priorities List pursuant to CERCLA; or (iii) could give rise to any Loss on the part of the Partnership or Purchaser as the owner of the Partnership Assets.

          (i) No Environmental Encumbrance has attached to any of the Partnership Assets;

          (j) Any asbestos-containing material which is on or part of any Partnership Assets is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any Environmental Law;

          (k) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or for, or that are in the possession of, the Partnership or any Partner in relation to any site or facility now or previously owned, operated or leased by the Partnership which have not been delivered to Purchaser prior to the execution of this Agreement; and

          (l) To the Knowledge of the Partnership, there is no facility, site or real property located within five (5) miles of the Partnership Assets that is listed or proposed for listing on the National Priorities List pursuant to CERCLA.

          Section 3.7  Litigation.  Except as set forth in
Section 3.7 of the Partnership Disclosure Schedule, there are (i) to the Knowledge of the Partnership, no investigations pending or threatened, (ii) no Proceedings pending or, to the Knowledge of the Partnership, threatened against the Partnership, the Partners in their capacities as such or the Partnership Assets affecting or which could reasonably be expected to affect in any manner the Partnership Assets, and (iii) to the Knowledge of the Partnership, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis for a Proceeding against the Partnership, the Partners in their capacities as such or the Partnership Assets that would affect or which could reasonably be expected to affect in any manner the Partnership Assets. Neither the Partnership nor any Partner in his capacity as such is in default with respect to any Order of any Governmental Entity. The Partnership has made available to Purchaser accurate and complete copies of all documentation related to each Proceeding, including, without limitation, complaints, answers, motions, responses, court orders, interrogatories and answers thereto, discovery requests and responses, any other discovery documentation, transcripts of all discovery and other proceedings, correspondence among counsel for the parties and/or the relevant tribunal, arbitrator or mediator.

          Section 3.8 Insurance. Set forth in Section 3.8 of the Partnership Disclosure Schedule is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to the Partnership, its business, properties and assets and its partners, agents or employees, including the following information for each such policy: type (s) of insurance coverage provided; name of insurer; effective and expiration date; policy number; per occurrence and annual aggregate deductibles or self-insured retention; annual premiums and any other fees for the procurement of such insurance; per occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted. Except as set forth in Section
3.8 of the Disclosure Schedule, all policies set forth in Section
3.8 of the Partnership Disclosure Schedule are in full force and effect and shall remain in full force and effect through the Closing Date, and thereafter shall remain in full force and effect, by assignment, consent of the insurer or otherwise, naming the Company as an additional insured until the expiration date of such insurance policy or its cancellation or termination by the Company or Purchaser. With respect to all policies, all premiums currently payable or previously due have been paid, and no notice of cancellation or termination has been received by the Partnership or any partner therein with respect to any such policy. All such policies are sufficient for compliance with all requirements of Law and of all Contracts to which the Partnership is a party or otherwise bound and are valid, outstanding, collectible and enforceable policies and provide insurance coverage which is adequate and customary for a business of the Partnership's size and type. Complete and accurate copies of all such policies and related documentation have previously been provided to Purchaser.

          Section 3.9 Compliance with Applicable Law. The Partnership has for the past five years complied in all material respects and is presently complying in all material respects with all applicable Laws, including, but not limited to, the Federal Occupational Safety and Health Act and all Laws relating to the safe conduct of business and environmental protection and conservation, the Civil Rights Act of 1964 and Executive Order 11246 concerning equal employment opportunity obligations of federal contractors and any applicable health, sanitation, fire, safety, labor, zoning and building laws and ordinances. Neither the Partnership nor any Partner has received written notification of any asserted present or past failure to so comply with all applicable Laws and, to the Knowledge of the Partnership, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis for such notification or assertion. The representations of this Section
3.9 are intended to be in addition to and not as a qualification to any other Section in this Article III.

          Section 3.10 Governmental Permits. The Partnership owns, holds or possesses all Governmental Permits relating to or affecting in any manner the use of the Partnership Assets, except for such Governmental Permits as to which the failure to so own, hold or possess would not have a Material Adverse Effect.
Section 3.10 of the Partnership Disclosure Schedule sets forth a list and brief description of each such Governmental Permit. Complete and correct copies of all such Governmental Permits have heretofore been delivered to Purchaser. Except as set forth in
Section 3.10 of the Partnership Disclosure Schedule, (i) the Partnership has fulfilled and performed its obligations under each such Governmental Permit, and no event has occurred or condition or state of facts exists which constitutes or, after the giving of notice or the passage of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after the giving of notice or the passage of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect the rights of the Partnership under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any such Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by the Partnership or any partner therein, or is Known to the Partnership; and (iii) each such Governmental Permit is valid, subsisting and in full force and effect and may be assigned and transferred to Purchaser if required in accordance with this Agreement and will continue in full force and effect thereafter, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, (y) the consent, approval, or act of, or the making of any filing with, any Governmental Entity or (z) the payment of any additional fee by Purchaser, the posting of any bonds or surety or other incurrence of cost by Purchaser.

          Section 3.11 Entire Business. The sale of the Partnership Assets by the Partnership to Purchaser pursuant to this Agreement will effectively convey to Purchaser the entire business and all of the tangible and intangible property used by the Partnership (whether owned, leased or held under license by the Partnership) in connection with the conduct of the business as heretofore conducted by the Partnership (except for the Excluded Assets, which are set forth in Section 3.11 of the Partnership Disclosure Schedule). Except as disclosed in Section
3.11 of the Partnership Disclosure Schedule, there are no shared facilities or services which are used in connection with any business or other operations of the Partnership or any of the Partnership's Affiliates other than the Business. The Partnership Assets constitute the only assets and properties of the Partnership used or held for use in the Business of the Company, and all of the Partnership Assets are used in the Business of the Company.

          Section 3.12  Contracts.  Except as set forth in
Section 3.12 of the Partnership Disclosure Schedule, the Partnership Assets are not bound by any written or oral: (a) Contract with (i) any present or former partner, employee, or Affiliate or Associate of the Partnership pursuant to which payments may be required to be made at any time following the date hereof to any such Person, (ii) any agent, consultant, or advisor pursuant to which payments may be required to be made at any time following the date hereof to any such Person in excess of $50,000 during any consecutive twelve month period, or
(iii) the Company, any Seller or any of their respective Affiliates, Associates or family members; (b) Contract, including, but not limited to, any mortgage, indenture, debenture, bond, note, installment obligation or other instrument constituting Indebtedness that is secured by the Partnership Assets (and Section 3.12 of the Partnership Disclosure Schedule shall include with respect to any such items, the principal amounts thereof as of August 31, 1996, and information sufficient to determine all prepayment or other penalties or consideration which would be payable if such principal amounts were prepaid and the Indebtedness terminated on the Closing Date); (c) guaranty of any obligation for borrowings or performances, or guaranty or warranty of products or services; (d) Contract for the sale or lease of any Partnership Asset; (e) Contract affecting or secured by the Partnership Assets which is not terminable on the giving of notice at any time without premium or penalty or other consideration; or (f) any other Contract of any nature not otherwise described in this Section 3.12 without reference to dollar amounts which is material to the Partnership Assets. Except as set forth in Section 3.12 of the Partnership Disclosure Schedule, with respect to each Contract listed in Section 3.12 of the Partnership Disclosure Schedule, there is no default by the Partnership or event that with the giving of notice or the passage of time, or both, would constitute such a default nor, to the Knowledge of the Partnership, any default, or event that with the giving of notice, the passage of time or both, would constitute such a default, by any other party thereto, except for such defaults which, in the aggregate, result in loss or liability to the Partnership of no more than $5,000. Neither the Partnership nor any Partner intends (and neither has received notice that any other party intends) to terminate (except as set forth in Section 3.4) or amend such Contracts. Each of the Contracts listed in Section 3.12 of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding obligation of the Partnership and the other parties thereto enforceable in accordance with its terms (subject to the effect of bankruptcy, insolvency, reorganization or other similar Laws and to general principles of equity, whether considered in proceedings at law or in equity). The Partnership has made available to Purchaser complete and accurate copies of each Contract or other written evidence of the obligations, and all amendments thereto, listed in Section 3.12 of the Disclosure Schedule.

          Section 3.13 Plants, Buildings, Structures, Facilities and Equipment.

          (a) All plants, buildings, structures, facilities and equipment included in the Partnership Assets are structurally sound with no defects, damages or repairs that would require in excess of $50,000 in the aggregate to correct or repair and are in good operating condition and repair (subject to normal wear and tear) so as to permit the operation by the Partnership of the Partnership Assets as presently conducted;

          (b) No such plant, building, structure, facility or equipment included in the Partnership Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not reasonably likely to exceed, in the aggregate, $50,000, no written notice from any Governmental Entity has been received by the Partnership or any partner therein requiring or calling attention to the need for any work, repair, construction, alteration or installation on, or in connection with, any real property or any of the plants, buildings, structures, facilities or equipment located thereon included in the Partnership Assets and, to the Knowledge of the Partnership, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis for such a written notice;

          (c) All real property and each plant, building, structure, facility or equipment located thereon included in the Partnership Assets, is in compliance with any applicable deed restrictions or covenants and all building, zoning, subdivision, health, safety or other Laws, ordinances and regulations, including without limitation the Americans with Disabilities Act and the Occupational Safety and Health Act, and neither the Partnership nor any partner therein has received notification that any alleged violation exists and, to the Knowledge of the Partnership, there are no existing or prior facts, circumstances or conditions that could reasonably be expected to form the basis of such an allegation;

          (d) There is no pending or, to the Knowledge of Partnership, threatened condemnation of the real property included in the Partnership Assets or any part thereof or of any general or special assessment relating thereto;

          (e) All roads bounding each parcel of real property included in the Partnership Assets are public roads and the Partnership has full access to and the right of ingress and egress over, to and from such roads and the right to use such roads freely as well as all rights in such roads appurtenant to each parcel of such property; and

          (f) Each parcel of real property included in the Partnership Assets has connection to sanitary sewer, storm sewer, water, electricity, gas, telephone and all other necessary utility services and, to the Knowledge of the Partnership, there are no existing or prior facts, circumstances or conditions which are reasonably likely to result in termination of such connections for any significant period of time.

          Section 3.14 Brokers or Finders. Each of the Company and Purchaser does not have nor will have any obligation to pay any broker's, finder's, investment banker's, intermediary's, financial advisor's or similar fee in connection with this Agreement, or the transactions contemplated herein (other than any bank financing fees Purchaser may incur), by reason of any action taken by or on behalf of the Partnership or any Partner or any of their respective Affiliates.

          Section 3.15 Disclosure. The representations and warranties by the Partnership and the Partners in this Agreement and the statements contained in the Partnership Disclosure Schedule or any other schedules, certificates, documents, exhibits and agreements referred to herein or otherwise furnished or to be furnished by the Partnership or any Partner in his capacity as such to Purchaser pursuant to this Agreement, the Operative Agreements to which the Partnership or any Partner in his capacity at such is a party and the transactions contemplated herein and therein (collectively, the "Partnership Documents") do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements herein or therein not misleading.

                            ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser represents and warrants to Seller as follows:

          Section 4.1 Organization, Standing and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          Section 4.2 Authority Relative to this Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by Purchaser's Board of Directors and no other corporate proceedings on the part of Purchaser is necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and each other agreement that is to be executed and delivered by Purchaser in connection with the transactions contemplated by this Agreement when executed and delivered by Purchaser, as the case may be, will constitute, a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and
(ii) as such enforceability may be limited by general principles of equity, regardless of whether asserted in a proceeding in equity or law.

          Section 4.3 Consents and Approvals; No Violation. Except for applicable requirements of the HSR Act, there is no requirement applicable to Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity as a condition to the lawful consummation by Purchaser of the transactions contemplated herein. Except as set forth in Section 4.3 of Purchaser's disclosure schedule delivered concurrently herewith (the "Purchaser Disclosure Schedule") and except for applicable requirements of the HSR Act, neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated herein, nor compliance by Purchaser with any of the provisions hereof will (i) conflict with or result in a breach of any provision of its certificate of incorporation or bylaws, (ii) provided that an amendment to the Purchaser Credit Agreement has been made prior to Closing, result in a breach of, or default under (or give rise to any right of termination, cancellation or acceleration under), any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, Contract, lease or other instrument or obligation to which it is a party or by which any of its properties or assets may be bound, except for such breaches or defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or will be obtained prior to the Closing Date, or (iii) violate any Order or Laws applicable to it or its properties or assets except for such violations which would not have a material adverse effect on (x) the business, properties, results of operations or financial or other conditions of Purchaser, taken as a whole, or (y) on the ability of Purchaser to consummate the transactions contemplated herein. There is no Proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser that seeks to prevent the consummation of the transactions contemplated herein.

          Section 4.4 Brokers or Finders. Neither Seller, the Partnership nor any Partner will have any obligation to pay any broker's, finder's, investment banker's, intermediary's, financial advisor's or similar fee in connection with this Agreement, or the transactions contemplated herein by reason of any action taken by or on behalf of Purchaser.


                            ARTICLE V
                            COVENANTS

          Section 5.1  Conduct of Business.   During the period
from the date hereof to the Closing, except as otherwise contemplated in this Agreement, Seller shall cause the Company to be operated only in the ordinary course of business consistent with past practice. Seller will use his, its or their best efforts to cause the Company, at the Company s sole cost and expense, to preserve intact the present organization of the Company; keep available the services of the present officers and employees of the Company; preserve the Company's goodwill and relationships with customers, suppliers, licensors, licensees, contractors, distributors, lenders and other Persons having significant business dealings with the Company; continue all current sales, marketing and other promotional policies, programs and activities; maintain the assets of the Company in good repair, order and condition; and maintain the Company s insurance policies and risk management programs and in the event of casualty, loss or damage to any assets of the Company, repair or replace such assets with assets of comparable quality, as the case may be. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement or Section 5.1 of the Disclosure Schedule, from the date of this Agreement to the Closing, without the prior written consent of Purchaser, Seller shall take no action which would permit the Company to and shall cause the Company, and in the case of Paragraph (h) hereof shall cause each ERISA Affiliate, not to:

          (a) (i) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock or any other securities or equity equivalents, except in connection with the exercise of the Options, (ii) split, combine or reclassify any shares of its capital stock or
(iii) amend the terms of any such securities or agreements outstanding on the date hereof;

          (b)  amend its articles of incorporation or bylaws;

          (c) except as specifically provided in Section 5.12 hereof, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Common Stock or any other of its capital stock, or redeem, repurchase or otherwise acquire any of the Common Stock or any other of its securities;

          (d) (i) sell, lease, transfer or dispose of any assets (other than (x) the assignment of insurance policies on the lives of John B. Stafford, Richard Ellafrits, James Pentecost and Jon Anderson to one or more of such individuals upon payment of the cash surrender value thereof (or if none, $.00), provided such payments aggregated approximately $59,428 at June 30, 1996 or (y) the disposition of assets as obsolete or as a sale of inventory, in each case in the ordinary course of business and consistent with past practice) or rights, (ii) permit any asset to suffer any Encumbrance thereupon, except for such Encumbrances existing on the date hereof and Permitted Encumbrances, (iii) acquire any assets or rights, unless in the case of (i), (ii) and (iii), pursuant to obligations in effect on the date hereof and set forth in Section 5.1(d) of the Disclosure Schedule, pursuant to a reasonably detailed capital expenditure budget as set forth in
Section 5.1(d) of the Disclosure Schedule (the "Budget"), or in connection with the acquisition of inventory in the ordinary course of business and consistent with past practice, or (iv) enter into any commitment or transaction binding on the Company or its assets with respect to (i), (ii) or (iii) above;

          (e) (i) incur or assume any Indebtedness, (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities, (iii) assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or (iv) except for travel advances to employees consistent with past practice and in an amount in the aggregate not exceeding $50,000, make any loans, advances or capital contributions to, or investments in, any other Person;

          (f) pay, discharge or satisfy any liability, obligation, or Encumbrance (absolute, accrued, asserted or unasserted, contingent or otherwise) of the Company, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations of the Company reflected on or reserved against in the Interim Balance Sheet;

          (g) change or propose to change any of the financial reporting, accounting or tax principles, practices or methods used by the Company (except as required by GAAP or Law);
change the fiscal year of the Company; write down the value of any assets of the Company; or change any policies or practices with respect to the pricing of products and services, investments by the Company, maintenance of inventory levels or other practices related to inventory, credit, allowance or other material policy;

          (h) enter into, adopt, amend or terminate any Plan, increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or pay any benefit not required by any existing Plan, or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing, except to the extent required by applicable law;

          (i) enter into or offer to enter into any employment arrangement or consulting arrangement with any Person;

          (j) make or authorize any capital expenditures except in accordance with the Budget described in Section 5.1(d) hereof;

          (k)  settle or compromise any Tax liability;

          (l) (i) enter into, amend or terminate any Contract or Governmental Permit, unless the aggregate amount involved in all such Contracts and Governmental Permits is no more than $50,000,
(ii) take any action or fail to take any action that, with or without either the giving of notice or the passage of time, would constitute a default under any such Contract or Governmental Permit, or (iii) grant waivers or consents to other parties to Contracts or powers of attorney to other Persons with respect to Contracts;

          (m) except as specifically provided in Sections 5.11 or 5.12 hereof and except for travel advances to employees consistent with past practice and in an amount in the aggregate not exceeding $50,000, make any payments, loans, advances or other distributions to or enter into or amend any transaction, Contract or arrangement with or for the benefit of, the Partnership, any Seller, or any of their respective Affiliates, Associates or family members;

          (n) make or propose to make any change in its accounts payable practices;

          (o) terminate or amend or fail to perform any of its obligations or permit any default to exist or cause any breach under any of the Company policies of insurance set forth in
Section 2.18 of the Disclosure Schedule;

          (p) dispose of or permit to lapse any item of Intellectual Property; or

          (q) take, or agree in writing, orally or otherwise to take, any of the foregoing actions or any action which would make any representation or warranty of Seller contained in this Agreement untrue or incorrect as of the date when made or as of any future date or which could prevent the satisfaction of any condition to closing set forth in Article VI hereof.

          Section 5.2 Conduct of Partnership. During the period from the date hereof to the Closing, except as otherwise contemplated by this Agreement, the Partnership shall operate only in the ordinary course of business consistent with past practice and shall maintain or cause to be maintained the Partnership Assets in good repair, order and condition, and shall take all actions necessary to deliver to Purchaser the Partnership Assets at the Closing free and clear of any Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement or Section 5.2 of the Partnership Disclosure Schedule, from the date of this Agreement to the Closing, without the prior written consent of Purchaser, the Partnership shall not:

          (a)  amend the Partnership Agreement;

          (b) (i) sell, lease, transfer or dispose of any of the Partnership Assets, (ii) permit any Partnership Asset to suffer any Encumbrance thereupon, except for such Encumbrances existing on the date hereof and Permitted Encumbrances, or (iii) enter into any commitment or transaction binding on the Partnership with respect to the Partnership Assets;

          (c) terminate or amend or fail to perform any of its obligations or permit any default to exist or cause any breach under any of the Partnership policies of insurance set forth in
Section 3.8 of the Partnership Disclosure Schedule;

          (d) (i) enter into, amend or terminate any Contract or Governmental Permit, unless the aggregate amount involved in all such Contracts and Governmental Permits is no more than $50,000,
(ii) take any action or fail to take any action that, with or without either the giving of notice or the passage of time, or both, would constitute a default under any such Contract or Governmental Permit, or (iii) grant waivers or consents to other parties to Contracts or powers of attorney to other Persons with respect to Contracts;

          (e) make any payments, loans, advances or other distributions to or enter into any transaction, Contract or arrangement with or for the benefit of the Company, any Seller or any of their respective Affiliates, Associates or family members or other Affiliates of the Partnership;

          (f) make or propose to make any changes in its accounts payable practices with respect to the Partnership
Assets; or

          (g) take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any representation or warranty of the Partnership or the Partners contained in this Agreement untrue or incorrect as of the date when made or as of any future date or which could prevent the satisfaction of any condition to closing set forth in Article VI hereof.

          Section 5.3  Access to Company Information;
Confidentiality. (a) Seller shall, and shall cause the Company, upon reasonable notice, to, (i) give Purchaser and its authorized representatives full access during normal business hours to all Books and Records, plants, offices, warehouses and other facilities and properties utilized by the Company in connection with its Business and all information relating to the Company, its Business, properties, assets, financial condition, results of operations and prospects, (ii) permit Purchaser and its authorized representatives to make such inspections thereof and interview personnel of the Company during normal business hours as Purchaser may reasonably request, but only with the consent of one of the Sellers, which consent shall not be unreasonably withheld, and, at the written request of the Seller, in the presence of a Seller; and (iii) cause the Company's officers and auditors to furnish Purchaser and its authorized representatives with such financial operating data and other information with respect to the items set forth in clause (i) of this paragraph
(a) as Purchaser may from time to time reasonably request (including, but not limited to, monthly management reports and monthly financial statements delivered within ten (10) days following the end of each month), and cause the auditors to deliver their workpapers related to such information if Purchaser shall so request, and (iv) at Purchaser's reasonable request, cause the Company's officers to compile information that has not been compiled for another purpose.

          (b) All information about the Company obtained by Purchaser from Seller, the Company or any of their directors, officers, employees, agents or representatives in connection with the transactions contemplated herein (other than publicly available information or information which becomes available to Purchaser on a non-confidential basis from another source) shall be held in confidence by Purchaser and such information shall not be disclosed to any Person (other than Purchaser and its Affiliates and their respective directors, officers, employees, agents, and representatives) except as may be required by judicial process, administrative or other Order, or any Law, rule or regulation, including without limitation the rules and regulations of any national securities exchange. After the Closing, this covenant shall have no application to information disclosed by Purchaser about the Company in the ordinary course of conduct of its business or the Business of the Company.

          (c) Notwithstanding the provisions of paragraph (b) of this Section 5.3, Purchaser may disclose information concerning the Company, its Business, assets and properties, and the transactions contemplated by this Agreement in any disclosure document prepared by Purchaser or any of its Affiliates in order to obtain financing for such transactions, provided that such disclosure document indicates the confidential nature of such information and that it is being furnished, and may be used by the recipient, solely in connection with such financing and for no other purpose. Each Seller will cooperate with Purchaser in the preparation of any such disclosure document and other reasonable requests with respect to obtaining such financing, and each Seller shall use his best efforts to cause his accountants, lawyers, agents and other representatives to so cooperate.

          Section 5.4 Access to Partnership Information; Confidentiality. (a) The Partnership, upon reasonable notice, shall (i) give Purchaser and its authorized representatives full access during normal business hours to all Books and Records, plants, offices, warehouses and other facilities and properties utilized by the Partnership in connection with its business and all information relating to the Partnership, its business, properties, assets, financial condition, results or operations and prospects, (ii) permit Purchaser and its authorized representatives to make such inspections thereof and interview partners and other personnel of the Partnership during normal business hours as Purchaser may reasonably request and (iii) furnish or cause the Partnership's auditors to furnish Purchaser and its authorized representatives with such financial operating data and other information with respect to the items set forth in clause (i) of this paragraph (a) as Purchaser may from time to time reasonably request, and cause the auditors to deliver their workpapers related to such information if Purchaser shall so request, and (iv) at Purchaser's reasonable request compile information that has not been compiled for another purpose.

          (b) All information about the Partnership obtained by Purchaser from the Partnership or its partners, agents or representatives in connection with the transactions contemplated herein (other than publicly available information or information which becomes available to Purchaser on a non-confidential basis from another source) shall be held in confidence by Purchaser and such information shall not be disclosed to any Person (other than Purchaser and its Affiliates and their respective directors, officers, employees, agents, and representatives, provided that each such Person to whom disclosure is made has been advised of the confidential nature of such information and has agreed not to disclose it to any other Person) except as may be required by judicial process, administrative or other Order, or any Law, rule or regulation, including without limitation the rules and regulations of any national securities exchange. After the Closing, this covenant shall have no application to information disclosed by Purchaser about the Partnership or Partnership Assets in the ordinary course of conduct of its business or the Business of the Company.

          Section 5.5 Disclosure Supplements. From time to time prior to the Closing, Seller, the Partnership and Purchaser shall supplement or amend the Disclosure Schedule, the Partnership Disclosure Schedule and the Purchaser Disclosure Schedule, respectively, with respect to any matter hereafter arising or any information obtained after the date hereof which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule, the Partnership Disclosure Schedule or the Purchaser Disclosure Schedule, as the case may be, or which is necessary to complete or correct any information in such schedule or in any representation and warranty of Seller, the Partnership or Purchaser, as the case may be, which has been rendered inaccurate thereby. For purposes of Articles VI, VII and VIII hereof, any such supplement or amendment shall be disregarded and given no effect. Seller has delivered or made available to Purchaser copies of all documents set forth in the Disclosure Schedule. The Partnership has delivered or made available to Purchaser copies of all documents set forth in the Partnership Disclosure Schedule.

          Section 5.6  Reasonable Best Efforts.

          (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated in this Agreement as promptly as practicable, including, but not limited to, (i) the preparation and filing of all applicable forms under the HSR Act, (ii) the preparation and filing of all other forms, registrations and notices required to be filed to consummate the transactions contemplated in this Agreement and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity and (iii) the satisfaction of all conditions to Closing. Each party shall promptly consult with the other with respect to, provide any necessary information not subject to legal privilege with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated in this Agreement.

          (b) Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated in this Agreement. If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated in this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

          (c) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Purchaser to enter into any agreement with any Governmental Entity or to consent to any Order requiring Purchaser to hold separate or divest, or to restrict the dominion or control of Purchaser or any of its Affiliates over any of the assets, properties or businesses of Purchaser, its Affiliates, the Company or the Partnership Assets.

          Section 5.7 Further Assurances. Each Seller, the Partnership and each Partner in his capacity as such agree that, from time to time after the Closing, without additional consideration, each of them will execute and deliver such further instruments, provide such materials and information and take such other action as Purchaser may reasonably request to make effective the transactions contemplated in this Agreement and otherwise to fulfill the obligations of Seller and the Partnership under this Agreement and the Operative Agreements.

          Section 5.8 No Solicitation by Seller. Each Seller shall, and shall cause the Company to, immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any merger, business combination, sale of assets (other than sales permitted by this Agreement), sale of shares of capital stock or other securities or similar transaction involving any third party and Seller or the Company (an "Acquisition Transaction"). Seller shall, and Seller shall ensure that the Company and its directors and officers shall, and shall use their best efforts to cause the Company's employees or other Affiliates not to, directly or indirectly, encourage, solicit, participate in, facilitate or initiate discussions or negotiations with, or provide any information to, any Person or group (other than Purchaser or its directors, officers, employees or other Affiliates or representatives) concerning any Acquisition Transaction or any discussions or negotiations with respect thereto. Seller shall immediately communicate to Purchaser any such inquiries or proposals regarding an Acquisition Transaction and the terms thereof.

          Section 5.9 No Solicitation by the Partnership. The Partnership and each Partner shall immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any sale of assets of or interests in the Partnership or similar transaction involving any third party (a "Partnership Acquisition Transaction"). The Partnership and each Partner and their respective Affiliates shall not, directly or indirectly, encourage, solicit, participate in, facilitate or initiate discussions or negotiations with, or provide any information to, any Person or group (other than Purchaser or its directors, officers, employees or other Affiliates or representatives) concerning any Partnership Acquisition Transaction or any discussions or negotiations with respect thereto. The Partnership and each Partner will immediately communicate to Purchaser any such inquiries or proposals regarding a Partnership Acquisition Transaction and the terms thereof.

          Section 5.10  Fees and Expenses.   Except as otherwise
set forth in this Agreement, each party hereto shall pay the fees and expenses incurred by it in connection with the transactions contemplated herein including performance of such party's obligations hereunder and no such fees and expenses of any Seller or the Partnership shall be paid or reimbursed or otherwise incurred by the Company. The Partnership shall pay all fees and expenses with respect to compliance with its obligations hereunder and the Partnership s sale and conveyance by the Partnership of the Partnership Assets.

          Section 5.11 Repayment of Loans, Advances, Notes, etc. Prior to the Closing, each Seller and the Partnership shall, and shall cause their respective Affiliates, Associates and family members to, repay to the Company in cash all amounts owed by such Persons to the Company. All such amounts as of the date hereof are set forth in Section 2.27(a) of the Disclosure Schedule. Prior to the Closing, the Partnership, each Partner and each Seller which has amounts set forth on Section 2.27(a) of the Disclosure Schedule shall deliver to Purchaser a certificate executed by the Partnership, such Partner and/or such Seller and the Chief Financial Officer of the Company, as the case may be, certifying that all such amounts have been repaid in full in cash to the Company. Such certificate shall set forth each such amount so repaid and the date of such repayments. Prior to the Closing, the Company shall repay to the Partnership, each Seller and their respective Affiliates, Associates and family members all amounts owed to such Persons by the Company. All such amounts as of the date hereof are set forth in Section 2.27(a) of the Disclosure Schedule. Prior to the Closing, the Company shall deliver to Purchaser a certificate with respect to each such amount owed by the Company, executed by the Chief Financial Officer of the Company and the Partnership or such Seller, as the case may be, certifying that all such amounts have been repaid in full by the Company, the amount repaid, the method of repayment and the date of such repayments.

          Section 5.12 Dividends, Distributions, Etc. Prior to the Closing, Seller shall cause the Company not to declare and pay dividends or distributions to Seller except for dividends or distributions in amounts necessary to enable Seller to make payments of income taxes owed by such Seller in connection with earnings of the Company (other than attributable to the transactions contemplated in this Agreement) earned subsequent to September 15, 1996 and up to the Closing Date (taking into account all prior dividends and distributions to Seller from the Company on account of earnings and Tax liability through September 15, 1996); provided that Seller or the Company has provided Purchaser written notice of the amounts of such distributions and the method and basis for determining such amounts and the permissibility to make such distribution under applicable Laws and, provided further, that Purchaser consents in writing to such distribution prior to the distribution. Such consent shall not be withheld unreasonably.

          Section 5.13 Public Announcements. Subject to Sections 5.3 and 5.4 hereof, none of Seller, the Company, the Partnership or Purchaser will issue or cause the publication of any press release or otherwise make any public statement with respect to the transactions contemplated herein without the prior written consent of the parties hereto, provided, that any party hereto may make a public announcement to the extent required by Law, judicial process or the rules, regulations or interpretations of the Securities and Exchange Commission or any national securities exchange, but whenever it is reasonably feasible to do so, shall give prior written notice to, and confer with, the other parties prior to making such public announcement.

          Section 5.14 Financial Statements. (a) No later than ten (10) days after the end of each month ending after the date hereof and before the Closing Date, Seller shall deliver to Purchaser true and complete copies of the unaudited balance sheet, and the related unaudited statements of income, stockholders' equity and cash flows, of the Company for the month then ended and the portion of the fiscal year then ended, together with notes relating thereto, which financial statements shall be prepared on a basis consistent with the Financial Statements; (b) prior to the Closing Date, Seller shall cause the Company to prepare and deliver to Purchaser an unaudited balance sheet of the Company as of the end of the most recent calendar month ending at least ten (10) days prior to the Closing Date (the "Closing Date Balance Sheet"), and unaudited statements of income, stockholders' equity and cash flow of the Company for the twelve months then ended, accompanied by a certificate signed by Seller and the Company's chief financial officer (i) stating that such financial statements are a true and correct copy thereof and fairly present, in all material respects, the financial position of the Company as of such date, and the results of its operations for the twelve months then ended in accordance with GAAP, except for the absence of footnote disclosures on such financial statements; (ii) stating that GAAP was applied in the preparation of such financial statements on a basis consistent with the application of GAAP in the preparation of the Company's audited financial statements for the year ended December 31, 1995; and
(iii) setting forth EBITDA for the twelve months then ended (including the calculation thereof), the Indebtedness then outstanding (including premiums and penalties upon prepayment of such Indebtedness and any negative cash balance), the Net Working Capital (including the calculation thereof) and the Net Worth as of the date of the financial statements.

          Section 5.15  Environmental Due Diligence.
Seller shall cooperate with, and provide reasonable access to, Purchaser and its representatives for environmental assessments and other environmental due diligence of each of the facilities owned, operated or leased by the Company which Purchaser, in its sole discretion, deems necessary. The Partnership shall cooperate with, and provide reasonable access to, Purchaser and its representatives for environmental assessments and other environmental due diligence of the Partnership Assets which Purchaser, in its sole discretion, deems necessary. If Purchaser's environmental assessment indicates a potential material environmental liability, Purchaser may conduct additional assessments, including, but not limited to, soil and ground water sampling and testing. Purchaser shall conduct all environmental assessments and other environmental due diligence in a commercially reasonable manner and shall use reasonable efforts to minimize any interference with or impairment of the regular conduct of the Company s Business.

          Section 5.16  Non-Competition Agreement.
Immediately prior to the Closing, John B. Stafford shall enter into a Non-Competition Agreement substantially in the form and substance of Exhibit H hereto and otherwise satisfactory to Purchaser (the "Non-Competition Agreement") with the Company, pursuant to which John B. Stafford will agree not to compete with Purchaser or its Affiliates (including the Company) for a period of five years from the Closing Date.

          Section 5.17 Employment Agreement. Immediately prior to the Closing, the Company, as directed by Purchaser, or TCA will enter into an employment agreement with each of James Pentecost, Richard Ellafrits, Jon Anderson and Michael Traidman in form and substance satisfactory to Purchaser and including non-competition provisions.

          Section 5.18  Escrow Agreement.  At the Closing,
Purchaser, the Seller's Agent, each Seller and the Escrow Agent shall enter into an escrow agreement, substantially in the form of Exhibit B hereto (the "Escrow Agreement").

          Section 5.19 Books and Records. Seller shall and shall cause the Company to maintain all Books and Records in the regular and customary manner as such Books and Records have been maintained. At the Closing, each Seller shall deliver to the Company all Books and Records in his possession relating to the Company, including, but not limited to, Business Know-How.

          Section 5.20 General Release. Immediately prior to the Closing, each Seller and the Partnership shall deliver to Purchaser one or more general releases (the "General Releases"), executed by such Seller and those of Seller's Affiliates, associates and family members designated by Purchaser or, as applicable, the Partnership and each partner therein, releasing the Company and its directors, officers and employees as such, from any and all claims such Seller and such Affiliates, associates and family members of such Seller and the Partnership and such partners might have against such persons and all liabilities owed to such Seller and such Affiliates, associates and family members of Seller or to the Partnership or to such partners by such Persons. The General Releases shall be in form and substance satisfactory to Purchaser.

          Section 5.21  Tax Matters.

          (a) (i) At the election of Purchaser, each of the Sellers and Purchaser shall jointly make timely and irrevocable elections under Section 338(h)(10) of the Code and, if permissible, similar elections under any applicable state or local income tax laws. Each of the Sellers, the Company and the Purchaser shall report the transaction consistent with such elections under
          Section 338(h)(10) of the Code or any similar state or local tax provision (the "Elections") and shall take no position contrary thereto unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local tax provision).

               (ii) Each of the Sellers, the Company and the Purchaser shall execute at the Closing any and all forms necessary to effectuate the Elections (including, without limitation, Internal Revenue Service Form 8023-A and any similar forms under applicable state and local income tax laws (the "Section 338 Forms")). Each of the Sellers, the Company and the Purchaser shall cause the Section 338 Forms to be duly executed by an authorized person and shall duly and timely file the
          Section 338 Forms in accordance with applicable Tax laws and the terms of this Agreement.

               (iii) Each of the Sellers and the Purchaser agree to allocate the Aggregate Deemed Sale Price (as defined under applicable Treasury Regulations) of the assets of the Company as follows: Each of the Sellers and the Purchaser agree that the fair market value of the Class I and Class II assets (each as defined in the Treasury Regulations under Code Section 1060) of the Company shall equal the book value of such assets on the Closing Date. Any remaining Aggregate Deemed Sale Price will be allocated first to the Class III Assets in accordance with relative fair market values (any such allocation shall reflect the parties agreement that the fair market value of the depreciable assets is equal to their adjusted basis at the Closing Date plus $2,500,000) and then to the Class IV Assets. Each of the Sellers and the Purchaser will accept such allocation and will reflect such allocation in all applicable tax returns filed by any of them, including but not limited to the Section 338 Forms. Each of the Sellers and the Purchaser shall not take a position before any taxing authority or otherwise (including in any Tax Return) inconsistent with such allocation unless and to the extent required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local law).

          (b)  (i)  Except to the extent limited by
          Section 8.2(c), each Seller shall be jointly and severally liable for and indemnify Purchaser and the Company for Taxes of the Company for any taxable year or period that ends on or before the Closing and, with respect to any taxable year or period beginning before and ending after the Closing, the portion of such taxable year ending on and including the Closing Date, including any Taxes imposed as a result of the Elections, except for Taxes of the Company paid prior to the Closing, adequately reserved against in the Closing Date Balance Sheet or incurred in the ordinary course of business after the date of the Closing Date Balance Sheet; provided that the Company has not prior to the date of this Agreement paid or reserved and shall not from the date hereof through the Closing Date pay or reserve for any federal income taxes, including any Taxes imposed as a result of the Elections, for any period ending on or prior to the Closing Date.

               (ii) Purchaser and the Company shall be liable for and indemnify Seller for the Taxes of the Company for any taxable year or period that begins after the Closing and, with respect to any taxable year or period beginning before and ending after the Closing, the portion of the taxable year beginning on the day after the Closing Date.

               (iii)     For purposes of paragraphs (b)(i) and
          (b)(ii), whenever it is necessary to determine the liability for Taxes of the Company for a portion of a taxable year or period that begins before and ends after the Closing, the determination of such Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing shall be determined by assuming that the Company had a taxable year or period which ended at the close of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned based on the number of days in the year elapsed to and including the Closing Date.

               (iv) Any payment by Seller or the Purchaser under this Section 5.21 will be treated for tax purposes as an adjustment to the Purchase Price.

          (c) Seller shall file or cause to be filed (including by causing the Company to file) when due all Tax Returns that are required to be filed by the Company for taxable years or periods ending on or before the Closing Date, and Purchaser shall file or cause to be filed when due all other Tax Returns that are required to be filed by or with respect to the Company.

          (d)  After the Closing Date, each of Seller and
Purchaser shall:

               (i) assist in all reasonable respects (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns or reports which such other party is responsible for preparing and filing in accordance with this Section 5.21.

               (ii) cooperate in all reasonable respects in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company;

               (iii)     make available to the other and to any
          taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company;

               (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company for taxable period for which the other may have a liability under this Section 5.21; and

               (v)  furnish the other with copies of all
          correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

          (e) Purchaser shall notify Seller in writing upon receipt by Purchaser or the Company of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may materially affect the Tax liabilities of the Company for which Seller would be required to indemnify Purchaser and the Company, provided that failure to comply with this provision shall not affect Purchaser's right to indemnification hereunder except to the extent such failure materially impairs Seller's ability to contest any such Tax liabilities.

          Seller shall have the sole right to represent the Company's interests in any Tax audit or administrative or court proceeding relating to taxable period ending on or before the Closing, and to employ counsel of its choice at its expense, provided, however, that Purchaser and its representatives shall be permitted, at Purchaser's expense, to be present at, and participate in, any such audit or proceeding. Notwithstanding the foregoing, Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes (i) unless Seller shall promptly pay any amount owed in connection with such settlement, or (ii) which could adversely affect the liability for Taxes of the Company for any period after the Closing to any extent (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of Purchaser, which consent may be withheld in the sole discretion of Purchaser unless Seller has indemnified the Purchaser in a manner acceptable to Purchaser against the effects of any such settlement.

          (f) The Escrow Agreement shall provide that the Escrow Amount shall be distributed to the Seller's Agent on behalf of the Seller or distributed to the Purchaser, as described below, within five (5) business days after the Company shall file its federal income Tax Return for the period beginning January 1, 1996 and ending on the Closing Date (but in no event later than 60 days after the Closing Date). The Escrow Agreement shall provide that the Escrow Amount shall be distributed to the Purchaser to the extent that all prior dividends and distributions to Seller from the Company for payment of Taxes with respect to the period beginning January 1, 1996 and ending on the Closing Date (including any distributions made pursuant to Section 5.12 of the Agreement) are greater than (i) the Company's taxable income for such period (other than taxable income attributable to the transactions contemplated in this Agreement and without regard to any deductions arising as a result of the exercise of stock options), as mutually agreed upon by Deloitte & Touche LLP and Arthur Andersen & Co. LLP, multiplied by (ii) 42.3% (such product, the Agreed Seller Taxes ). That portion of the Escrow Amount in excess of the amount distributable to the Purchaser in accordance with the immediately preceding sentence will be paid by the Escrow Agent to the Seller's Agent on behalf of the Seller. If the amount of all prior dividends and distributions to Seller from the Company for payment of Taxes with respect to the period beginning January 1, 1996 and ending on the Closing Date (including any distributions made pursuant to Section 5.12 of the Agreement) are less than the Agreed Seller Taxes, Purchaser shall cause the Company to pay to the Seller s Agent on behalf of the Seller no later than the date the Escrow Amount is paid to the Seller s Agent an amount equal to the difference between the Agreed Seller Taxes and such prior dividends and distributions.

          Section 5.22 Subchapter S Election. Seller shall not, and shall not cause or permit the Company to, take any action or make any election for tax purposes that would cause the Company not to be treated as an "S corporation" or fail to comply with any qualification or filing procedures for treatment as an S" corporation".

          Section 5.23 Plans. Seller shall cause the Company to take such actions, if any, as may be required and as are reasonably satisfactory to Purchaser so that each Plan maintained by the Company or with respect to which the Company may have any liability or other Indebtedness provides benefits to any Person only with respect to periods of employment of such Person solely with the Company.

          Section 5.24  Compliance with Laws and Contracts.

          (a) Seller shall, and shall cause the Company to, comply, in all material respects, with all Laws, Orders and Contracts applicable to the Business or the operations of the Company, and promptly following receipt thereof give Purchaser copies of any notice received from any Governmental Entity or other Person alleging any violation of any such Law or Order or any Contract.

          (b) The Partnership shall comply, in all material respects, with all Laws, Orders and Contracts applicable to the business or the operations of the Partnership, and promptly following receipt thereof give Purchaser copies of any notice received from any Governmental Entity or other Person alleging any violation of any such Law or Order or any Contract affecting or relating to the Partnership Assets.

          Section 5.25  Certificate Related to Partnership
Mortgage.   After the date of this Agreement and prior to the
Closing Date, within ten (10) days following the end of each month, the Partnership shall provide to Purchaser a certificate executed by the Partnership and each partner therein stating the aggregate outstanding principal balance under the Partnership Mortgage as of the end of such month, certifying that all interest payments then due and payable have been timely paid, and setting forth any other Indebtedness related to the Partnership Assets (including the aggregate outstanding principal amount, and all prepayment or other penalties or other consideration which would be payable if such principal amounts were prepaid and the Indebtedness terminated on the Closing Date) or certifying that no other Indebtedness related to the Partnership Assets exists.

          Section 5.26 Transactions with Affiliates. After the date of this Agreement and prior to the Closing Date, the Seller shall not, and shall cause the Company not to, enter into any transaction, whether through Contract or otherwise, with any Affiliate of the Company or any Seller, John B. Stafford, the Partnership or their respective Affiliates, Associates and family members, except for performance under or pursuant to Contracts in existence on the date hereof and set forth in Section 2.27 of the Disclosure Schedule; and the Partnership shall not enter into any transaction related to or affecting the Partnership Assets, whether through Contract or otherwise, with the Company, any Seller, John B. Stafford or their respective Affiliates, Associates and family members or other Affiliates of the Partnership, except for performance under or pursuant to Contracts in existence on the date hereof and set forth in
Section 3.12 of the Partnership Disclosure Schedule. At or prior to the Closing, the Company shall terminate its oral agreement with Greenville News, Inc. for management services of John B. Stafford.

                            ARTICLE VI
                            CONDITIONS

          Section 6.1  Conditions to Obligations of Purchaser.
The obligations of Purchaser to effect the transactions contemplated by this Agreement are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

          (a) Each of the representations and warranties of Seller and the Partnership in this Agreement shall be true and correct in all respects as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of a specific date or time (which need only be true and correct in all respects as of such date or time);

          (b) Seller, the Partnership and the Company shall have performed and complied with each agreement, covenant and obligation required to be performed or complied with by them under this Agreement at or prior to the Closing;

          (c) From December 31, 1995, neither the Company nor the Partnership Assets shall have suffered a Material Adverse
Effect;

          (d) Purchaser shall have received certificates, dated the Closing Date, from (i) the Company, as required by Section 1.6(l) and (ii) Seller, duly executed by each Seller, and the Partnership, duly executed by each Partner, each satisfactory in form to Purchaser, to the effect of (a), (b) and (c) above;

          (e) All authorizations, Permits, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods (including the waiting period under the HSR Act) imposed by any Governmental Entity, and all third party consents (collectively, the "Authorizations") necessary to effect the transactions contemplated by this Agreement, shall have occurred, been filed or been obtained and all other Authorizations ("Other Authorizations") shall have occurred, been filed or been obtained;

          (f) Notwithstanding the satisfaction of paragraph (a) of this Section 6.1, and disregarding all materiality, dollar limit or similar qualifications with respect to all representations and warranties for purposes of this condition, the aggregate breaches of the representations and warranties of Seller or the Partnership shall not have a Material Adverse Effect on the Company or the Partnership Assets or a Material Adverse Effect on Purchaser's ability to own and operate the Company's assets and properties and the Partnership Assets or materially detract from the value of the Company's assets and properties or the Partnership Assets;

          (g) The distributions, loans and accounts receivable referred to in Section 2.27 shall have been repaid to the Company in accordance with Section 5.11;

          (h) Purchaser shall have obtained all Governmental Permits (whether by transfer, reissuance, modification or otherwise) required to be obtained by it in connection with the Partnership Assets or for the operation of the Business of the Company as presently conducted and contemplated in this Agreement;

          (i) Seller shall have delivered or caused to be delivered to Purchaser each of the items specified in Section 1.6 hereof and a survey of the real property listed in Section 2.11 of the Disclosure Schedule prepared to ALTA standards by a licensed land surveyor and dated no earlier than June 1, 1996, showing improvements on the property and showing no encroachments or evidence that third parties have interests in or claims to the property other than Permitted Encumbrances, and otherwise in form and substance satisfactory to Purchaser;

          (j) The Partnership shall have delivered or caused to be delivered to Purchaser each of the items specified in Section
1.7 hereof and a survey of the real property listed in Section 1 of the Partnership Disclosure Schedule prepared to ALTA standards by a licensed land surveyor and dated no earlier than June 1, 1996, showing the improvements on the property and showing no encroachments or evidence that third parties have interest in or claims to the property other than Permitted Encumbrances and each survey otherwise in form and substance satisfactory to Purchaser;

          (k) There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated in this Agreement or any of the Operative Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits to Purchaser of the transactions contemplated in this Agreement or any of the Operative Agreements, and there shall not be pending or threatened on the Closing Date any Proceeding or any other action in, before or by any Governmental Entity which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser, the Company, the Partnership Assets or any transaction contemplated in this Agreement or any of the Operative Agreements of any such Law;

          (l) The Company shall have delivered to Purchaser the Closing Date Balance Sheet, the financial statements and the certificate of the Company's chief financial officer referred to in Section 5.14 hereof, and such certificate shall state that:
(i) the Net Working Capital is at least $7.35 million (which amount shall include any amounts paid upon exercise of the Options and the payment of cash surrender values for insurance policies, as described in Section 5.1(d) above) less any amount by which Indebtedness then outstanding is less than $29.4 million, (ii) the Indebtedness then outstanding (plus premiums and penalties upon prepayment of such Indebtedness and any negative cash balance) is not greater than $29.4 million, (iii) the Net Worth is at least $14.0 million, and (iv) EBITDA for the twelve months then ended is at least $8.4 million;

          (m) Purchaser shall have received from the Company projections of EBITDA for the twelve months ended December 31, 1996 based on actual financial results through June 30, 1996 and as forecasted for the remainder of the period, together with a statement of assumptions on which such forecast was based, and such projected EBITDA shall be greater than $8.4 million, and Purchaser shall be satisfied that the assumptions used in preparing the forecast were reasonable and proper and took into account all relevant factors and considerations;

          (n) The Partnership shall have delivered to Purchaser the certificates referred to in Section 5.25 hereof, and the most recent such certificate shall state that the Partnership Mortgage has an aggregate outstanding principal balance plus all prepayment penalties and accrued interest of no more than $3.1 million;

          (o) Purchaser shall be satisfied that neither consummation of the purchase of the Shares or the Partnership Assets nor the other transactions contemplated in this Agreement or any of the Operative Agreements nor Purchaser's ownership of the Company or the Partnership Assets shall (i) prevent, impede or restrict Purchaser or the Company from fully and freely providing continued and uninterrupted performance under and otherwise fulfilling all obligations under, and receiving the benefits of, any Contracts to which the Company is a party, (ii) impair, interfere with or terminate the Company's business relationship with the customers listed in Section 2.26 of the Disclosure Schedule or suppliers listed in Section 2.26 of the Disclosure Schedule; and

          (p) Purchaser shall have completed its due diligence with respect to environmental matters and shall be satisfied with the results of such environmental assessments and other environmental due diligence;

          (q) Purchaser shall be satisfied that the customer listed as number 1 in Section 2.26 of the Disclosure Schedule will continue as a customer following the Closing Date on the same or better terms as exist on the date hereof;

          (r) Purchaser shall have received satisfactory assurances that the Contract with the customer listed as number 3 in Section 2.26 of the Disclosure Schedule will continue in place with no change in terms following the Closing Date and such Contract will not be terminated, canceled or modified in any respect by such customer;

          (s) Purchaser shall have received satisfactory assurance that the existing business relationship between the Company and other business ventures of John B. Stafford shall continue after the Closing Date on terms at least as favorable to the Company as exist on the date of this Agreement, other than the oral contract with Greenville News, Inc. for management services of John B. Stafford, which shall be terminated effective at or prior to the Closing; and

          (t) Purchaser shall have received satisfactory evidence of the exercise of the Options, and the receipt by the Company in cash of the consideration payable upon exercise of the Options, with respect to any Options that have been exercised, and Purchaser shall have received satisfactory evidence that the remaining Options either have been canceled or, with respect to Options to purchase up to an aggregate of 35 shares of Common Stock, that such Options will be exchanged for options to purchase shares of Big Flower common stock.

          Section 6.2 Conditions to Obligations of Seller and the Partnership. The obligations of Seller and the Partnership to effect the transactions contemplated by this Agreement are further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

          (a) The representations and warranties of Purchaser in this Agreement shall be true and correct in all respects as of the date hereof and at and as of the Closing with the same effect as though such representations and warranties had been made at and as of such time, other than representations and warranties that speak as of a specific date or time (which need only be true and correct in all respects as of such date or time);

          (b) Purchaser shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing;

          (c) Seller and the Partnership shall have received from Purchaser a certificate, dated the Closing Date, fully executed by a duly authorized officer of Purchaser, satisfactory in form to Seller, to the effect of (a) and (b) above;

          (d) There shall not be in effect on the Closing Date any Order or Law that became effective after the date of this Agreement restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated in this Agreement or any of the Operative Documents;

          (e) All Authorizations necessary for Purchaser to effect the transactions contemplated in this Agreement shall have occurred, been filed or been obtained by it; and

          (f) Purchaser shall have delivered or caused to be delivered to Seller or the Partnership, as applicable, each of the items specified in Section 1.8 hereof.

                           ARTICLE VII
                           TERMINATION

          Section 7.1  Termination.  This Agreement may be
terminated, and the transactions contemplated herein may be abandoned:

          (a) at any time before the Closing, by mutual written agreement of Seller, the Partnership and Purchaser;

          (b) at any time before the Closing, by Seller or the Partnership, on the one hand, or Purchaser, on the other hand, in the event (i) of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five (5) business days following notification thereof by the terminating party or (ii) upon notification to the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party; or

          (c) at any time after the third-month anniversary of the date of this Agreement, by Seller, the Partnership or Purchaser upon notification of the non-terminating parties by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

          Section 7.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 7.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Seller, the Partnership or Purchaser (or any of their respective officers, directors, employees, partners, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in
Section 5.10 and confidentiality in Section 5.3 and 5.4 will continue to apply following any such termination.
Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 7.1(b) or (c), Seller and the Partnership, as applicable, will remain liable to Purchaser for any breach of this Agreement by Seller or the Partnership, as applicable, existing at the time of such termination, and Purchaser will remain liable to Seller for any breach of this Agreement by Purchaser existing at the time of such termination, and Seller and the Partnership, as applicable or Purchaser may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity; provided, however, that no party shall have any liability to another party if the Agreement is terminated pursuant to such Sections 7.1(b) or (c) as a result of the unintentional breach of the Agreement by a party.

                           ARTICLE VIII
                    SURVIVAL; INDEMNIFICATION

          Section 8.1 Survival Periods. All representations and warranties of the Seller or Partnership contained in this Agreement, the Disclosure Schedule, the Partnership Disclosure Schedule, or any certificate or document delivered in connection herewith shall survive the Closing and shall apply with respect to claims asserted in writing within three years from the Closing Date, provided that the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.13, 2.24, 3.1, 3.2, 3.3, 3.4,
3.5 and 3.14 shall survive the Closing indefinitely and those set forth in Sections 2.19, 2.20, 2.21, and 3.6 shall survive the Closing and shall apply to claims asserted in writing prior to the expiration of any applicable statutes of limitations. The covenants and agreements of the parties hereto shall survive the Closing. For purposes of this Agreement, the representations and warranties of Seller contained herein shall be deemed to include the Disclosure Schedule and the representations and warranties of the Partnership contained herein shall be deemed to include the Partnership Disclosure Schedule. Rights of an Indemnified Party to indemnification shall not be limited or affected in any way by any pre-Closing investigation by Purchaser or such Indemnified Party or actual knowledge of any inaccuracy of the representations and warranties of Seller or the Partnership.

          Section 8.2  Indemnification.

          (a) Subject to paragraph (c) of this Section, Sellers shall jointly and severally indemnify Purchaser and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any Loss suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any (x) inaccuracy in or breach of any representation or warranty, (y) nonfulfillment of or failure to perform any covenant or agreement on the part of Seller contained in this Agreement (determined without giving effect to any "Material Adverse Effect" qualification or any other materiality, dollar limit or similar qualification contained in the representation, warranty, covenant or agreement) or (z) (1) failure of the Company to take all reasonable measures and precautions necessary or appropriate to protect and maintain the confidentiality and secrecy of any material Intellectual Property or Business Know-How, except with respect to Intellectual Property and Business Know-How that is known by or available to the public generally or to a competitor of the Company, as of the date of this Agreement or thereafter, other than as a result of the Company s failure to take such reasonable measures or precautions to protect and maintain its confidentiality and secrecy, (2) costs in excess of those set forth in connection with items 14 through 19 in Section
2.12 of the Disclosure Schedule unless with respect to any such item the costs thereof in excess of that set forth in the Disclosure Schedule have been properly reflected in the Financial Statements, (3) failure to obtain consents or provide notices that may be required under items 14 through 19 in Section 2.12 of the Disclosure Schedule in connection with the purchase of the Shares or the transactions contemplated in this Agreement or (4) encroachment by the Company existing at the Closing Date into easements held by third parties and encroachments by others existing at the Closing Date, in each case as reflected on the surveys delivered pursuant to Sections 6.1(i) and (j) of this Agreement. Sellers acknowledge that the Financial Statements have and will be included in filings by Big Flower Press Holdings, Inc. ("Big Flower") pursuant to the Securities Act of 1933, as amended, and pursuant to the Securities Exchange Act of 1934, as amended. Accordingly, the indemnity with respect to any breach of the representation set forth in Section 2.6 shall include any Loss suffered by Big Flower, and its directors, officers, employees and Affiliates resulting from, arising out of or relating to inclusion of such Financial Statements in such filings.

          (b) Subject to paragraph (c) of this Section, the Partnership and the Partners shall jointly and severally indemnify Purchaser and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any Loss suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any (x) inaccuracy in or breach of any representation or warranty or (y) nonfulfillment of or failure to perform any covenant or agreement on the part of the Partnership or any partner therein contained in this Agreement (determined without giving effect to any "Material Adverse Effect" qualification or any other materiality, dollar limit or similar qualification contained in the representation, warranty, covenant or agreement).

          (c)  The indemnification obligations contained in
Section 5.21(b) as to Taxes other than federal income Taxes and Sections 8.2(a)(x), 8.2(a)(z), 8.2(b)(x), 8.4 and 8.5 shall be subject to the following limitations: (i) no Indemnified Party shall have any right to indemnification for any single claim for Losses arising under Section 5.21(b) as to Taxes other than federal income Taxes or Sections 8.2(a)(x), 8.2(a)(z), 8.2(b)(x),
8.4 or 8.5 of less than $5,000 ("De Minimis Claims"); (ii) no Indemnified Party shall have any right to indemnification unless the aggregate of all claims for Losses of all Indemnified Parties (excluding De Minimis Claims) arising under Section 5.21(b) as to Taxes other than federal income Taxes or Sections 8.2(a)(x), 8.2(a)(z), 8.2(b)(x), 8.4 or 8.5 exceeds $150,000, in which case the Indemnified Parties will be entitled to indemnification with respect to all of such claims (other than the De Minimis Claims), including claims with respect to the first $150,000; and (iii) the maximum liability of Sellers, the Partnership and the Partners for indemnification pursuant to Section 5.21(b) as to Taxes other than federal income Taxes or Sections 8.2(a)(x), 8.2(a)(z), 8.2(b)(x), 8.4 and 8.5 shall be limited as follows:
(x) the maximum liability for such indemnification of each of James Pentecost, Richard Ellafrits, Jon Anderson and Michael Traidman (collectively Group A ) as Seller or as Partner shall not exceed 50% of the amounts as set forth opposite their names, respectively, on Exhibit K. hereof, and (y) the maximum joint and several aggregate liability for such indemnification of the Sellers and the Partners other than Group A shall not exceed the greater of $15.7 million and the amount of the Shares Purchase Price and the Assets Purchase Price received by the Sellers and Partners other than Group A. The limitations contained in clause
(iii) of the immediately preceding sentence shall not limit or affect in any manner any right or obligation which any Seller, the Partnership or any Partner may have with respect to seeking contribution from any other Seller, the Partnership and any other Partner with respect to the indemnification obligations in this Agreement.

          Section 8.3 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Sections 5.21, 8.2, 8.4 and 8.5, subject to the provisions of Section 5.21 with respect to claims for indemnification related to Taxes, will be asserted and resolved as follows:

          (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Sections 5.21, 8.2, 8.4 and 8.5, is asserted against or sought to be collected from such Indemnified Party by a Person other than Purchaser or any Affiliate of Purchaser (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party demonstrates that its ability to defend such Third Party Claim has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party shall notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Sections 5.21, 8.2, 8.4 or 8.5, and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

               (i)  If the Indemnifying Party notifies the
          Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 8.3(a), then the Indemnifying Party shall have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate Proceedings, which Proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or may be settled at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party shall not be permitted to effect any settlement without the written consent of the Indemnified Party unless (i) the sole relief provided in connection with such settlement is monetary damages that are paid in full by the Indemnifying Party, (ii) such settlement involves no finding or admission of any violation or breach by any Indemnified Party of any right of any other Person or any Laws, Contracts, or Governmental Permits, and
          (iii) such settlement has no effect on any other claims that may be made against any Indemnified Party. The Indemnifying Party shall have full control of such defense and Proceedings, including any compromise or settlement thereof (except as provided in the preceding sentence); provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i) and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Sections 5.21, 8.2, 8.4 or 8.5, as the case may be, with respect to such Third Party Claim.

               (ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 8.3(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate Proceedings, which Proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). Subject to the immediately preceding sentence, the Indemnified Party will have full control of such defense and Proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause
          (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause
          (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause
          (ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

               (iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified party with respect to a Third Party Claim under Sections 5.21, 8.2, 8.4 or 8.5, as the case may be, or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under Sections 5.21, 8.2, 8.4 or 8.5, as the case may be, and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and Indemnified Party will dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

          (b) In the event any Indemnified Party should have a claim under Sections 5.21, 8.2, 8.4 or 8.5 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Sections 5.21, 8.2, 8.4 or 8.5 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

          (c) In the event of any Loss resulting from a misrepresentation or breach of warranty contained in this Agreement as to which an Indemnified Party would be entitled to claim indemnity under Sections 5.21, 8.2(a), 8.2(b), 8.4 or 8.5 but for the provisions of Section 8.2(c)(ii), such Indemnified Party may nevertheless deliver a written notice to the Indemnifying Party containing the information that would be required in a Claim Notice or an Indemnity Notice, as applicable, with respect to such Loss. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described therein or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Claim Notice or Indemnity Notice, as the case may be, the Loss specified in the notice will be conclusively deemed to have been incurred by the Indemnified Party for purposes of making the determination set forth in Section 8.2(c)(ii). If the Indemnifying Party has timely disputed the claim described in such Claim Notice or Indemnity Notice, as the case may be, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction or such other methods as the parties may agree to in writing.

          Section 8.4 Seller's Environmental Indemnity. Notwithstanding any other provision of this Agreement (other than Section 8.2(c)), including the general indemnity provisions and limitations set forth elsewhere in this Article VIII, Sellers jointly and severally shall indemnify Purchaser and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any Loss suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or relating to any Environmental Claim resulting from, arising out of or relating to:

               (i)  any inaccuracy in or breach of any
          representation or warranty contained in Section 2.21;

               (ii) the failure of the Company to have complied prior to the Closing Date with applicable Environmental Laws, whether or not such failure is disclosed in or pursuant to this Agreement or is known or unknown on the Closing Date;

               (iii)     the Release, threatened Release or
          presence of any Contaminant at, on or beneath any current or former Company Property (whether or not owned or leased by the Company), or at any other property to which wastes or substances generated by the Company were sent for treatment or disposal, or were otherwise Released, in each case prior to the Closing Date, whether or not such Release, threatened Release or presence is disclosed in or pursuant to this Agreement or is known or unknown on the Closing Date; or

               (iv) the ownership, operation or condition at any time on or before the Closing Date of any Company
          Property or the conduct of the Business by the Company at any time before the Closing Date.

          Section 8.5 The Partnership's Environmental Indemnity. Notwithstanding any other provision of this Agreement (other than Section 8.2(c)), including the general indemnity provisions and limitations set forth elsewhere in this Article VIII, the Partnership and the partners therein jointly and severally shall indemnify Purchaser and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any Loss suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or relating to any Environmental Claim resulting from, arising out of or relating to:

               (i)  any inaccuracy in or breach of any
          representation or warranty contained in Section 3.6;

               (ii) the failure of the Partnership to have complied prior to the Closing Date with applicable Environmental Laws, whether or not such failure is disclosed in or pursuant to this Agreement or is known or unknown on the Closing Date;

               (iii)     the Release, threatened Release or
          presence of any Contaminant at, on or beneath any current or former Partnership property (whether or not owned or leased by the Partnership), or at any other property to which wastes or substances generated by the Partnership were sent for treatment or disposal, or were otherwise Released, in each case prior to the Closing Date, whether or not such Release, threatened Release or presence is disclosed in or pursuant to this Agreement or is known or unknown on the Closing Date; or

               (iv) the ownership, operation or condition at any time on or before the Closing Date of any Partnership Asset or any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by the Partnership (including any surface water thereon or adjacent thereto, and soil or groundwater thereunder).

                            ARTICLE IX
                          MISCELLANEOUS

          Section 9.1  Notices.  All notices and other
communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, telecopied (which telecopy is confirmed) or mailed by registered or certified mail (return receipt requested) or the next day if by overnight delivery service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Purchaser, to:

                    Treasure Chest Advertising Company, Inc.
                    250 West Pratt Street, 18th Floor
                    Baltimore, Maryland 21201
                    Telephone: (410) 528-9800
                    Telecopy:  (410) 528-9288
                    Attention: Senior Vice President - Legal
                               Affairs

                    With a copy to

                    Big Flower Press Holdings, Inc.
                    3 East 54th Street
                    New York, NY 10022
                    Telephone: (212) 521-1600
                    Telecopy:  (212) 223-4074
                    Attention: Associate General Counsel


                    with a copy to:

                    Sidley & Austin
                    875 Third Avenue
                    New York, New York 10022
                    Telephone:  (212) 906-2000
                    Telecopy:   (212) 906-2021
                    Attention:  James G. Archer, Esq.

                    and:

          (b)  if to Seller to:

                    John B. Stafford
                    The Greenville News
                    109 North Lafayette
                    Greenville, MI  48838

                    James Pentecost
                    Jon Anderson
                    Richard Ellafrits
                    Michael Traidman
                    c/o James Pentecost
                    PrintCo., Inc.
                    1321 Van Deinse
                    P.O. Box 220
                    Greenville, MI  48838

                    with a copy to:

                    Hecht & Lentz
                    333 Bridge St., N.W., Suite 330
                    Grand Rapids, MI  49504
                    Telephone:  (616) 776-7200
                    Telecopy:   (616) 776-7203
                    Attention:  David Hecht, Esq.

          Section 9.2  Descriptive Headings.  The descriptive
headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          Section 9.3  Counterparts.  This Agreement may be
executed in two or more counterparts, all of which shall be considered one and the same agreement.

          Section 9.4 Entire Agreement; Assignment. This Agreement, including the appendices, annexes and exhibits hereto and the, documents, schedules (including, without limitation, the Disclosure Schedule, the Partnership Disclosure Schedule and the Purchaser Disclosure Schedule), certificates and instruments referred to herein, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, including without limitation the letter dated June 6, 1996 from Big Flower Press Holdings, Inc. to the Company, among the parties with respect to the subject matter hereof. This Agreement shall not be assigned by operation of Law or otherwise, provided that (a) TCA may assign all its rights and obligations under this Agreement to any direct or indirect wholly owned subsidiary of TCA, (b) Purchaser may assign or pledge its rights under this Agreement, and (c) Purchaser's rights under Article VIII may be assigned after the Closing in connection with a sale of substantially all the assets of the Company or Purchaser.

          Section 9.5 Amendment. This Agreement may be amended at any time by the parties hereto, but only by an instrument in writing signed by each of the parties hereto.

          Section 9.6 Extensions; Waiver. At any time prior to the Closing, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party.

          Section 9.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable principles of conflicts of law except that Section 9.11 shall be governed and construed in accordance with the laws of the State of Michigan without regard to any applicable principles of the conflicts of law.

          Section 9.8 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          Section 9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement

          Section 9.10 Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect.

          Section 9.11 Consent to Service of Process. Seller, the Partnership and Purchaser each hereby irrevocably submit to the jurisdiction of the Federal District Court for the Western District of Michigan in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts. Seller, the Partnership and Purchaser each irrevocably waives, to the fullest extent such party may effectively do so under applicable law, trial by jury and any objection that such party may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party hereto to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against the other party in any other jurisdiction.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                   PURCHASER

                                   TREASURE CHEST ADVERTISING
                                   COMPANY, INC.

                                   By:-----------------------------
                                        Name: Mark A. Angelson
                                        Title: General Counsel
                                               and Secretary

                                   SELLERS

                                   JOHN B. STAFFORD LIVING TRUST
                                   u/a dated December 7, 1983, as
                                   amended

                                   By:-----------------------------
                                        John B.  Stafford, co-Trustee

                                   By:-----------------------------
                                        Linda M.  Stafford, co-Trustee

                                   LINDA M. STAFFORD LIVING TRUST
                                   u/a dated December 7, 1983, as amended

                                   By:-----------------------------
                                        Linda M. Stafford, co-Trustee

                                   By:-----------------------------
                                        John B. Stafford, co-Trustee


                                   JBS-MDS IRREVOCABLE TRUST
                                   u/a dated December 29, 1976

                                   By:-----------------------------
                                        Ted R.  Hessler, Trustee

                                   JBS-JAS IRREVOCABLE TRUST
                                   u/a dated December 29, 1976

                                   By:-----------------------------
                                        Ted R.  Hessler, Trustee

                                   JBS-RJS IRREVOCABLE TRUST
                                   u/a dated December 29, 1976

                                   By:-----------------------------
                                        Ted R.  Hessler, Trustee

                                   JBS-MDS IRREVOCABLE TRUST NO. 2
                                   u/a dated December 31, 1980

                                   By:-----------------------------
                                        Ted R.  Hessler, Trustee

                                   JBS-JAS IRREVOCABLE TRUST NO. 2
                                   u/a dated December 31, 1980

                                   By:-----------------------------
                                        Ted R.  Hessler, Trustee


                                   JBS-RJS IRREVOCABLE TRUST NO. 2
                                   u/a dated December 31, 1980

                                   By:-----------------------------
                                         Ted R.  Hessler, Trustee

                                   --------------------------------
                                        James Pentecost

                                   --------------------------------
                                        Richard Ellafrits

                                   --------------------------------
                                        Jon Anderson

                                   --------------------------------
                                        Michael Traidman

                                   PARTNERSHIP

                                   PARK PROPERTIES

                                   By:-----------------------------
                                                         , a
                                      Partner


                                   PARTNERS IN PARTNERSHIP

                                   --------------------------------
                                   John B. Stafford

                                   --------------------------------
                                   James Pentecost

                                   --------------------------------
                                   Richard Ellafrits

                                   --------------------------------
                                   Jon Anderson

                                   --------------------------------
                                   Michael Traidman

          BCK96A03.WPN (10/11/96 10:44am)



                                      EXHIBIT A

                                 CERTAIN DEFINITIONS

               For purposes of the Agreement (including this Exhibit A):

                    "Acquisition Transaction" has the meaning set forth in
          Section 5.8.

                    "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person. For purposes of this Agreement, prior to the Closing, the Partnership shall be considered an Affiliate of the Company and each Seller.

                    "Aggregate Deemed Sale Price" has the meaning set forth in Section 5.21(a)(iii).

                     Agreed Seller Taxes  has the meaning set forth in
          Section 5.21(f).

                    "Agreement" means this Purchase Agreement and the exhibits, the Disclosure Schedule, the Partnership Disclosure Schedule, the Purchaser Disclosure Schedule and any other schedules hereto and the certificates delivered in accordance this Purchase Agreement, as the same shall be amended from time to time.

                    "Assets Purchase Price" has the meaning set forth in
          Section 1.3(c).

                    "Associates" means with respect to any Person (i) a corporation, partnership or other organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity or is the settlor (or, if such Person is a trust or other estate, any beneficiary, trustee or similar fiduciary or settlor of such trust or estate), and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Person or any of its parents or subsidiaries.

                    "Authorizations" has the meaning set forth in Section
          6.1(e).

                    "Balance Sheet" has the meaning set forth in Section
          2.6.

                    "Big Flower" has the meaning set forth in Section
          8.2(a).

                    "Bill of Sale and Assignment" shall mean the bill of sale and assignment executed by the Partnership to transfer, convey and sell to Purchaser good, valid and marketable title in and those Partnership Assets that do not constitute real property or improvements thereon transferred by the Warranty Deed.

                    "Books and Records" has the meaning set forth in
          Section 2.5.

                    "Budget" has the meaning set forth in Section 5.1(d).

                    "Business" has the meaning set forth in Section 2.1.

                    "Business Know-How" has the meaning set forth in
          Section 2.14.

                    "Cash Equivalents" mean (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of determination, (ii) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of determination, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and
          (ii) above, and (iv) commercial paper having the highest rating obtainable from Moody's Investors Service or Standard & Poor's and in each case maturing within six months from the date of determination.

                    "CERCLA" has the meaning set forth in Section 2.21(n).

                    "Claim Notice" means written notification by an Indemnified Party to an Indemnifying Party, pursuant to Section 8.3(a), of a Third Party Claim as to which indemnity under Sections 5.21, 8.2, 8.4 or 8.5 is sought by such Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for such Indemnified Party's claim against such Indemnifying Party under Sections 5.21, 8.2, 8.4 or 8.5, as the case may be, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

                    "Closing" has the meaning set forth in Section 1.5.

                    "Closing Date" has the meaning set forth in Section
          1.5.

                    "Closing Date Balance Sheet" has the meaning set forth in Section 5.14.

                    "Code" has the meaning set forth in Section 2.19(d).

                    "Common Stock" has the meaning set forth in the forepart of this Agreement.

                    "Company" has the meaning set forth in the forepart of this Agreement.

                    "Company Lease" shall mean the Lease dated September 1, 1993 by which the Company leases that certain real estate located at 1321 Van Deinse Avenue, Greenville, Michigan, which constitutes a Partnership Asset.

                    "Company Property" has the meaning set forth in Section 2.21(n).

                    "Contaminant"  has the meaning set forth in Section
          2.21(n).

                    "Contract" has the meaning set forth in Section 2.15.

                    "De Minimis Claims" has the meaning set forth in
          Section 8.2(c).

                    "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Purchaser by Sellers.

                    "Dispute Period" means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

                    "EBITDA" shall mean, with respect to any fiscal period, the net earnings (or loss) before net interest expense, provision for income taxes, depreciation and amortization expense for such fiscal period, as determined in accordance with GAAP and as reflected on the financial statements and certificates of the Company supplied to Purchaser pursuant to this Agreement, but for purposes of this Agreement, before (i) any LIFO adjustment and
          (ii) to the extent such costs and expenses are eliminated as a result of the transactions contemplated herein (A) net management fees payable to any Affiliate of the Company and (B) annual rental expenses incurred related to the Partnership Assets.

                    "Elections" has the meaning set forth in Section
          5.21(a).

                    "Encumbrance" has the meaning set forth in Section 2.9.

                    "Environment" has the meaning set forth in Section
          2.21(n).

                    "Environmental Claim" shall mean any inquiry, request for information, threat, demand, order (whether judicial or administrative), report of observations, notice of violation, claim, action, cause of action, investigation or notice (written or oral) by any Governmental Entity or other Person alleging liability or potential liability under any Environmental Law, including, without limitation, potential liability for investigatory costs, Remedial Action, natural resources damages, property damages, personal injuries or penalties, or any other costs or expenses, including reasonable attorney's fees.

                    "Environmental Encumbrance" has the meaning set forth in Section 2.21(n).

                    "Environmental Laws" has the meaning set forth in
          Section 2.21(n).

                    "ERISA" has the meaning set forth in Section 2.19(a).

                    "ERISA Affiliate" has the meaning set forth in Section 2.19(f).

                    "ERISA Benefit Plans" has the meaning set forth in
          Section 2.19(a).

                    "Escrow Agent" shall mean Bankers Trust Company.

                    "Escrow Agreement" has the meaning set forth in Section
          5.18.

                    "Escrow Amount" has the meaning set forth in Section
          1.3(a).

                    "Estoppel Certificates" shall mean the written certificate, issued not more than thirty (30) days prior to the Closing Date by a lessor, sublessor or other party to a lease or occupancy agreement, stating (a) that such lease or occupancy agreement is (i) in full force and effect and (ii) has not been modified or amended except as described therein, (b) the date to which rental has been paid, (c) that no default or event of default exists thereunder and (d) that to the knowledge of the issuer thereof after due investigation, no event has occurred that, with the giving of notice or lapse of time or both, would be a default or event of default thereunder.

                    "Excluded Assets" shall mean the assets of the Partnership that are not being sold, conveyed or transferred to Purchaser pursuant to this Agreement, as set forth in Section
          3.11 of the Partnership Disclosure Schedule.

                    "FIFO" represents the method of valuing inventory at the lower of market or cost (first in, first out).

                    "Financial Statements" has the meaning set forth in
          Section 2.6.

                    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the American Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Agreement, consistently applied throughout the specified period and in the immediately prior comparable period.

                    "General Releases" has the meaning set forth in Section
          5.20.

                    "Governmental Entity" has the meaning set forth in
          Section 2.4.

                    "Governmental Permit" has the meaning set forth in
          Section 2.28.

                    "Group A"  has the meaning set forth in Section 8.2(c).

                    "Guarantee" has the meaning set forth in Section 2.29.

                    "HSR Act" has the meaning set forth in Section 2.4.

                    "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for which interest charges are customarily paid, (iv) under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) issued or assumed as the deferred purchase price of property or services (other than trade accounts payable and accrued obligations incurred in the ordinary course of business), (vi) under capital leases, (vii) in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (viii) as an account party in respect of letters of credit and bankers' acceptances, (ix) with respect to Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person and (x) in the nature of guarantees of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such person is a general partner.

                    "Indemnified Party" means any Person claiming indemnification under any provision of Article VIII or Section 5.21.

                    "Indemnifying Party" means any Party against whom a claim for indemnification is being asserted under any provision of Article VIII or Section 5.21.

                    "Indemnity Notice" shall mean written notification by an Indemnified Party to an Indemnifying Party pursuant to Section 8.3(b) of a claim for indemnity under Section 5.21 or Article VIII by such Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

                    "Installment Note" has the meaning set forth in Section 1.3(b).

                    "Intellectual Property" has the meaning set forth in
          Section 2.14.

                    "Interim Balance Sheet" has the meaning set forth in
          Section 2.6.

                    "Knowledge of Seller" or "Known to Seller" means the actual knowledge after due investigation of any Seller or of any officer, director or any employee in charge of environmental matters, human resources or Taxes of the Company.

                    "Knowledge of the Partnership" or "Known to the Partnership" means the actual knowledge after due investigation of any Partner.

                    "Laws" has the meaning set forth in Section 2.23.

                    "LIFO" represents the method of valuing inventory at the lower of market or cost (last in, first out).

                    "Loss" means any and all damages, fines, fees, penalties, deficiencies, losses and related expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other Proceedings or of any claim, default or assessment without regard to any reserves therefor which may be reflected on the Books and Records or Financial Statements of the Company or the books, records and financial statements of any Indemnified Party).

                    "Material Adverse Effect" shall mean an event, violation or other matter that, considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality or similar qualifications in such representations and warranties, would have a material adverse effect on the Business, condition assets, liabilities, operations, financial condition, or prospects of the Company or the Partnership Assets, as the case may be.

                    "Net Working Capital" means the current assets of the Company, including cash and Cash Equivalents, less (i) all amounts with respect to current liabilities (excluding the current portion of long-term debt and capitalized lease obligations), (ii) any costs and expenses related to the transactions contemplated in the Agreement not yet paid as of the date of the Closing Date Balance Sheet, and (iii) the aggregate amounts of any dividends or distributions permitted to be made to Seller by Section 5.12 hereof which have not yet been made.

                    "Net Worth" means the net worth of the Company as derived from the Closing Date Balance Sheet plus $2.325 million (which represents the expected net equity of the Partnership Assets).

                    "Non-Competition Agreement" has the meaning set forth in Section 5.16.
                    "Non-ERISA Commitments" has the meaning set forth in
          Section 2.19(b).

                    "Operative Agreement" has the meaning set forth in
          Section 2.4.

                    "Options" has the meaning set forth in the forepart of this Agreement.

                    "Order" means any writ, judgment, decree, injunction or similar order or pronouncement of any Governmental Entity (in each such case whether preliminary or final).

                    "Other Authorizations" has the meaning set forth in
          Section 6.1(e).

                    "Owned Real Property" has the meaning set forth in
          Section 2.11.

                    "Partners" has the meaning set forth in the forepart of the Agreement.

                    "Partnership" has the meaning set forth in the forepart of the Agreement.

                    "Partnership Acquisition Transaction" has the meaning set forth in Section 5.9.

                    "Partnership's Agent" has the meaning set forth in
          Section 1.3(b).

                    "Partnership Agreement" has the meaning set forth in
          Section 3.1.

                    "Partnership Assets" has the meaning set forth in the forepart of this Agreement.

                    "Partnership Disclosure Schedule" has the meaning set forth in Section 3.1.

                    "Partnership Documents" has the meaning set forth in
          Section 3.15.

                    "Partnership Mortgage" means the loan in the original principal amount of $4,000,000 from Michigan National Bank to the Partnership and secured by the Partnership Assets.

                    "PCB" has the meaning set forth in 2.21(g).

                    "Pension Plans" has the meaning set forth in Section
          2.19(a).

                    "Permitted Encumbrance" has the meaning set forth in
          Section 2.13.

                    "Person" has the meaning set forth in Section 3.3.

                    "Plans" has the meaning set forth in Section 2.19(b).

                    "Proceeding" has the meaning set forth in Section 2.16.

                    "Purchaser" has the meaning set forth in the forepart of the Agreement.

                    "Purchaser Credit Agreement" means the Credit Agreement among Big Flower Press Holdings, Inc., TCA, Various Banks therein, Bank of America NT & SA, The Industrial Bank of Japan, Limited and NationsBank, N.A., as Co-Agents, Credit Suisse, as Documentation Agent, and Bankers Trust Company, as Administrative Agent, dated as of November 28, 1995 and amended and restated as of March 19, 1996.

                    "Purchaser Disclosure Schedule" has the meaning set forth in Section 4.3.

                    "RCRA" has the meaning set forth in Section 2.21(n).

                    "Release" has the meaning set forth in Section 2.21(n).

                    "Remedial Action" has the meaning set forth in Section 2.21(n).

                    "Resolution Period" means the period ending thirty (30) days following receipt by an Indemnified Party of a Dispute Notice.

                    "Section 338 Forms" has the meaning set forth in
          Section 5.21(a).

                    "Seller" or "Sellers" has the meaning set forth in the forepart of the Agreement.

                    "Seller's Agent" has the meaning set forth in Section
          1.3(a).

                    "Seller's Documents" has the meaning set forth in
          Section 2.25.

                    "Shares" has the meaning set forth in the forepart of the Agreement.

                    "Shares Purchase Price" has the meaning set forth in
          Section 1.3(a).

                    "Subsidiary" means any Person in which the Company, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than fifty percent (50%) of either the equity interests in, or the voting control of, such Person.

                    "Taxes" has the meaning defined in Section 2.20(d).

                    "Tax Returns" has the meaning set forth in Section
          2.20(d).

                    "TCA" has the meaning set forth in the forepart of this Agreement.

                    "Third Party Claim" has the meaning set forth in
          Section 8.3(a).

                    "WARN Act" has the meaning set forth in Section
          2.22(b).

                    "Warranty Deed" means the Warranty Deed from the Partnership to the Purchaser to transfer, convey and sell to Purchaser the real estate which constitutes a Partnership Asset.

                    "Welfare Plans" has the meaning set forth in Section
          2.19(a).